UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to Section 240.14a-12

QUANTA SERVICES, INC.

(Name of Registrant as Specified In Its Charter)

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QUANTA SERVICES, INC.

1360 Post Oak Boulevard, Suite 2100

Houston, TX 77056

(713) 629-7600

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 20, 2010

To our Stockholders:

The Annual Meeting of Stockholders of Quanta Services, Inc. (Quanta) will be held at 1330 Post Oak Boulevard, Level 2, Central Plains Room, Houston, Texas 77056, on May 20, 2010 at 9:00 a.m. local time.

At the meeting, you will be asked to consider and act upon the following matters, which are more fully described in the accompanying Proxy Statement:

1. election of eleven members of our Board of Directors, ten by the holders of Common Stock and one by the holders of Limited Vote Common Stock;

2. ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2010;

3. if properly presented, a stockholder proposal concerning the adoption of a majority vote standard for the election of directors; and

4. any other matters that properly come before the meeting or any adjournments of the meeting.

Our stockholders of record at the close of business on March 22, 2010 are entitled to notice of, and to vote at, the annual meeting and any adjournments of the meeting.

By Order of the Board of Directors,

Vincent A. Mercaldi

Corporate Secretary

Houston, Texas

April 19, 2010

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 20, 2010

This Proxy Statement and Quanta’s 2009 Annual Report to Stockholders are available at www.quantaservices.com.

YOUR VOTE IS IMPORTANT

You are cordially invited to attend the annual meeting in person. To assure your representation at the meeting, please vote promptly whether or not you expect to be present at the meeting. You can vote your shares by signing and dating the enclosed proxy card and returning it in the accompanying envelope or, if you hold your shares through a broker, via the Internet or telephone. You will find specific instructions for voting via the Internet or telephone on the proxy card if that option is available for your shares. If you attend the meeting, you may revoke your proxy and vote your shares in person. If you hold your shares through a broker and wish to vote at the meeting, you will need to obtain a proxy from the institution that holds your shares.

If you choose to attend the meeting, you will be asked to present valid picture identification, and if you hold your shares through a broker, you will be asked to present a copy of your brokerage statement showing your stock ownership as of March 22, 2010.

QUANTA SERVICES, INC.

1360 Post Oak Boulevard, Suite 2100

Houston, TX 77056

(713) 629-7600

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 20, 2010

We are distributing this Proxy Statement, the form of proxy and our 2009 Annual Report beginning on or about April 19, 2010.

ABOUT THE MEETING

What is the purpose of the meeting?

At the meeting, you and our other stockholders will be asked to vote on (i) the election of members of our Board of Directors (the Board), (ii) the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2010 and (iii) if properly presented, a stockholder proposal concerning the adoption of a majority vote standard for the election of directors.

Who is entitled to vote at the meeting?

Only holders of record of our Common Stock, par value $0.00001 per share, and Limited Vote Common Stock, par value $0.00001 per share, at the close of business on March 22, 2010, the record date for the meeting, are entitled to notice of and to vote at the annual meeting. If you were a stockholder of record on that date, you will be entitled to vote all of the shares that you held on that date at the meeting, or at any adjournments or postponements of the meeting unless a new record date is then set.

As of March 22, 2010, 210,251,678 shares of our Common Stock and 662,293 shares of our Limited Vote Common Stock were outstanding and entitled to vote. In addition, on March 22, 2010, we had 8,658,480 shares of Common Stock reserved for issuance upon the conversion of our outstanding 3.75% Convertible Subordinated Notes due 2026, which are not entitled to vote at the meeting.

What are the voting rights of the holders of Common Stock and Limited Vote Common Stock?

Each share of Common Stock is entitled to one vote on each matter on which it may vote. With respect to the election of directors, holders of Common Stock, voting as a class, will elect ten directors.

Holders of Limited Vote Common Stock, voting as a class, will elect one director. Each share of Limited Vote Common Stock is entitled to one-tenth of one vote on each other matter on which it may vote.

On all matters other than the election of directors, holders of Common Stock and Limited Vote Common Stock will vote together.

Who can attend the meeting?

All stockholders of record as of March 22, 2010, or their duly appointed proxies, may attend the meeting, and each may be accompanied by one guest. Seating, however, is limited. Admission to the meeting will be on a first-come, first-served basis. Registration will begin at 8:00 a.m. and seating will begin at 8:30 a.m. Each stockholder will be asked to present valid picture identification, such as a driver’s license or passport. Cameras, recording devices and other electronic devices will not be permitted at the meeting. To obtain directions to be able to attend the meeting and vote in person, please contact our Corporate Secretary at 713-629-7600.

Please note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the meeting.

How do I vote?

You may vote your shares in any of the following manners:

1. by signing and dating the enclosed proxy card and returning it in the accompanying envelope;

2. if you hold your shares through a broker, by going to the website www.proxyvote.com, with your proxy card in hand, and following the instructions (not available to holders of Limited Vote Common Stock);

3. if you hold your shares through a broker, by telephone following the instructions included with your proxy card (not available to holders of Limited Vote Common Stock); or

4. by written ballot at the meeting.

If you are a stockholder of record and you attend the meeting, you may deliver your completed proxy card in person. If you hold your shares in “street name” and you wish to vote at the meeting, you will need to obtain a proxy from the broker or nominee that holds your shares.

Whether or not you plan to attend the meeting, we encourage you to vote by proxy as soon as possible.

What is the difference between holding shares as a stockholder of record and in “street name”?

Many stockholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. This is often called holding shares in “street name.” As summarized below, there are some distinctions between record stockholders and “street name” holders.

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered the stockholder of record for those shares, and these proxy materials are being sent directly to you.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of those shares and you hold your shares in “street name.” In this case, proxy materials are being forwarded to you by your broker or nominee. As the beneficial owner, you have the right to direct your broker how to vote and are also invited to attend the annual meeting. However, because you are not a stockholder of record, you may not vote these shares in person at the annual meeting unless you bring with you a proxy from your broker or nominee. Your broker, bank or nominee has enclosed a voting instruction card for you to use in directing the vote of your shares.

What are broker non-votes?

Broker non-votes occur when you hold your shares through a broker, bank or other nominee and your broker, bank or other nominee does not vote your shares on a particular matter because (i) the New York Stock Exchange (NYSE) does not deem the matter “routine” and (ii) your broker, bank or other nominee has not received voting instructions from you. On routine matters, such as the ratification of the appointment of our independent registered public accounting firm, your broker, bank or other nominee can vote your shares without instructions from you.

What is the effect of not casting a vote?

If you hold your shares through a broker, bank or other nominee, it is critical that you cast your vote if you want it to count in the election of directors. In the past, if you held your shares through a broker, bank or other nominee, and you did not indicate how you wanted your shares voted in the election of directors, your broker, bank or other nominee was allowed to vote those shares on your behalf in the election of directors as they felt appropriate. However, recent changes in regulation were made to take away the ability of your broker, bank or other nominee to vote your uninstructed shares in the election of directors on a discretionary basis. Thus, if you hold your shares through a broker, bank or other nominee, and you do not instruct your broker, bank or other nominee how to vote in the election of directors, no votes will be cast on your behalf. Additionally, your broker, bank or other nominee will not have discretion to vote your shares on the stockholder proposal if you do not instruct your broker, bank or other nominee how to vote on this proposal, as this is not a “routine” matter under NYSE rules. Your broker, bank or other nominee will, however, continue to have discretion to vote any uninstructed shares on the ratification of the appointment of our independent registered public accounting firm. If you are a stockholder of record and you do not cast your vote, no votes will be cast on your behalf on any of the matters that properly come before the meeting.

Can I change my vote after I return my proxy card?

Yes. You may change your vote at any time before the proxy is exercised, even after you have submitted your proxy card, by filing with our Corporate Secretary either a written notice of revocation or a duly executed proxy card bearing a later date. The powers of the proxy holders will be revoked with respect to your shares if you attend the meeting in person and vote your shares in person by completing a written ballot. Attendance at the meeting will not by itself revoke a previously granted proxy. If you hold your shares in “street name” and you wish to change your vote at the meeting, you will need to obtain a proxy from the broker, bank or nominee that holds your shares.

What constitutes a quorum?

With respect to the election of directors by the holders of Common Stock, a majority of the outstanding shares of Common Stock entitled to vote must be present, either in person or by proxy, to constitute a quorum for such election. With respect to the election of directors by the holders of Limited Vote Common Stock, a majority of the outstanding shares of the Limited Vote Common Stock entitled to vote must be present, either in person or by proxy, to constitute a quorum for such election.

For all other matters, a majority of the outstanding shares entitled to vote of the Common Stock and Limited Vote Common Stock in the aggregate must be present, either in person or by proxy, to constitute a quorum. As of March 22, 2010, 210,251,678 shares of Common Stock and 662,293 shares of Limited Vote Common Stock were outstanding and entitled to vote. Properly executed proxies received but marked as abstentions and broker non-votes will be counted for purposes of establishing a quorum at the meeting.

What vote is required to approve each item to be voted on at the meeting?

Directors are elected by a plurality of the votes of the shares present in person or represented by proxy and entitled to vote. Accordingly, the ten nominees who receive the highest number of properly executed “FOR” votes from the holders of Common Stock, and the one nominee who receives the highest number of properly executed “FOR” votes from the holders of Limited Vote Common Stock, will be elected as directors.

Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm requires the affirmative vote of a majority of the voting power of the shares of Common Stock and Limited Vote Common Stock, considered as a single class, present at the meeting in person or by proxy and entitled to vote on the matter.

Approval of the stockholder proposal requires the affirmative vote of a majority of the voting power of the shares of Common Stock and Limited Vote Common Stock, considered as a single class, present at the meeting in person or by proxy and entitled to vote on the matter.

Under Delaware law, any other matter properly coming before the meeting will be decided by the affirmative vote of a majority of the voting power of the shares of Common Stock and Limited Vote Common Stock, considered as a single class, present at the meeting in person or by proxy and entitled to vote on the matter.

A properly executed proxy marked “ABSTAIN” with respect to any matter will have the effect of a vote against such matter, except for the election of directors, in which case abstentions have no effect on the outcome of any director election. A broker non-vote will have no effect on the outcome of the vote on any matter submitted for stockholder approval.

What are the Board’s recommendations?

Unless you give other instructions on your proxy card, the persons named as proxy holders on your properly completed proxy card will vote in accordance with the recommendations of the Board. The Board recommends a vote (i) “FOR” the election of each of the director nominees, (ii) “FOR” ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm and (iii) “AGAINST” the stockholder proposal. With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in their own discretion.

What if I receive more than one proxy card?

If you hold your shares in more than one type of account or your shares are registered differently, you may receive more than one proxy card. We encourage you to vote each proxy card that you receive.

Where can I find the voting results of the meeting?

We plan to announce preliminary voting results at the meeting and publish final results in a Current Report on Form 8-K or an amendment thereto timely filed with the Securities and Exchange Commission.

STOCK OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

The following table sets forth information, as of March 31, 2010, unless otherwise indicated, with respect to each person known by us to be the beneficial owner of more than five percent of the outstanding shares of our Common Stock or Limited Vote Common Stock.

Name and Address of Beneficial Owner	Title of Class	Amount of Shares Beneficially Owned		Percent of Class
Edgewood Management LLC	Common Stock	13,338,082	(1)	6.34%
350 Park Avenue, 18th Floor
New York, New York 10022

BlackRock, Inc.	Common Stock	12,964,049	(2)	6.17%
40 East 52nd Street
New York, New York 10022

T. Rowe Price Associates, Inc.	Common Stock	11,943,375	(3)	5.68%
100 E. Pratt Street
Baltimore, Maryland 21202

Vincent D. Foster	Limited Vote	191,698		28.95%
1300 Post Oak Blvd., Suite 800	Common Stock
Houston, Texas 77056

William G. Parkhouse	Limited Vote	165,632	(4)	25.01%
203 Canyon Rim Drive	Common Stock
Austin, Texas 78746

James H. & Constance Haddox	Limited Vote	70,000		10.57%
9141 Briar Forest	Common Stock
Houston, Texas 77024

Steven P. Colmar	Limited Vote	59,904		9.05%
Colmar Industries	Common Stock
603 W. 13th, Suite 1A-247
Austin, Texas 78701

Parkhouse Family Irrevocable Trust	Limited Vote	46,392		7.01%
c/o Alice Parkhouse	Common Stock
203 Canyon Rim Drive
Austin, Texas 78746

Sydney L. Thomas	Limited Vote	43,758		6.61%
c/o Howard Grace	Common Stock
W.M. Grace Development Co.
7575 North 16th Street, Suite 1
Phoenix, Arizona 85020

Derrick A. Jensen	Limited Vote	37,500		5.66%
9415 Sinfonia	Common Stock
Houston, Texas 77040

(1)	Based on Schedule 13G/A filed on February 12, 2010 by Edgewood Management LLC, an investment adviser, which has shared voting power over 12,690,362 of such shares and shared dispositive power over all such shares.

(2)	Based on Schedule 13G filed on January 29, 2010 by BlackRock, Inc., a parent holding company for a number of investment management subsidiaries, which has sole voting and dispositive power over all such shares.

(3)	Based on Schedule 13G/A filed on February 12, 2010 by T. Rowe Price Associates, Inc., an investment adviser, which has sole voting power over 2,634,249 of such shares and sole dispositive power over all such shares.

(4)	Does not include 46,392 shares of Limited Vote Common Stock held in trust for members of Mr. Parkhouse’s family, of which he disclaims beneficial ownership.

Security Ownership of Management

The following table sets forth, as of March 31, 2010, the number of shares of Limited Vote Common Stock and Common Stock beneficially owned by (i) each of our directors and director nominees, (ii) each of our named executive officers listed in the Summary Compensation Table (the NEOs) and (iii) all of our directors and executive officers as a group.

	Shares of Limited Vote Common Stock Beneficially Owned			Shares of Common Stock Beneficially Owned
Name	Number		Percent of Class	Number		Percent of Class
John R. Colson	—		—	1,687,947	(1)	*
James H. Haddox	70,000	(2)	10.57%	196,100		*
John R. Wilson	—		—	136,860		*
Kenneth W. Trawick	—		—	79,944		*
Vincent D. Foster	191,698		28.95%	72,165	(3)	*
Louis C. Golm	—		—	71,716	(4)	*
James F. O’Neil III	—		—	71,118		*
James R. Ball	29,625		4.47%	51,284	(5)	*
Bruce Ranck	—		—	45,677		*
Bernard Fried	—		—	40,289		*
Pat Wood, III	—		—	16,523		*
J. Michal Conaway	—		—	14,212		*
Ralph R. DiSibio	—		—	12,153		*
Worthing F. Jackman	—		—	10,602		*
All directors and executive officers as a group (20 persons)	328,823		49.65%	2,745,218	(6)	1.31%

*	Percentage of shares does not exceed 1%.
(1)	Includes 554,708 shares pledged as collateral.
(2)	The 70,000 shares of Limited Vote Common Stock are held by James and Constance Haddox as joint tenants.
(3)	Includes 22,500 shares of Common Stock held by Mr. Foster that may be acquired within 60 days of March 31, 2010, through the exercise of stock options.
(4)	Includes 10,000 shares of Common Stock held by Mr. Golm that may be acquired within 60 days of March 31, 2010, through the exercise of stock options.
(5)	Includes 22,500 shares of Common Stock held by Mr. Ball that may be acquired within 60 days of March 31, 2010, through the exercise of stock options.
(6)	Includes 55,000 shares of Common Stock that may be acquired within 60 days of March 31, 2010, through the exercise of stock options.

PROPOSAL NO. 1:

ELECTION OF DIRECTORS

The Board currently consists of eleven directors, whose current terms of office all expire at the 2010 annual meeting. The Board proposes that the following eleven nominees be elected for a new term of one year or until their successors are duly elected and qualified or until their earlier death, resignation or removal. Each of the nominees has consented to serve if elected. If a nominee becomes unavailable to serve as a director, the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board. Proxies cannot be voted for a greater number of persons than the number of nominees named below.

The directors standing for election by each class of shares entitled to vote are:

Nominees for Election by the Holders of Common Stock

Name	Age	Position(s) with Quanta	Director Since
James R. Ball	67	Director	1998
John R. Colson	62	Chief Executive Officer, Chairman of the Board of Directors	1998
J. Michal Conaway	61	Director	2007
Ralph R. DiSibio	68	Director	2006
Bernard Fried	53	Director	2004
Louis C. Golm	68	Director	2002
Worthing F. Jackman	45	Director	2005
Bruce Ranck	61	Director	2005
John R. Wilson	60	President — Electric Power Division, Director	1998
Pat Wood, III	47	Director	2006

Nominee for Election by the Holders of Limited Vote Common Stock

Name	Age	Position(s) with Quanta	Director Since
Vincent D. Foster	53	Director	1998

James R. Ball has been a member of the Board of Directors since 1998 and is a private investor. He previously served in various management positions with Vista Chemical Company for over twenty-five years, most recently as Chief Executive Officer and President from 1992 until his retirement in 1995. He also previously served as a director of ABS Group Inc., The Carbide/Graphite Group, Inc., Kraton Polymers, LLC and Rexene Corporation. Mr. Ball holds a Bachelor of Science in Mathematics degree and a Master of Science in Management degree. The Board believes Mr. Ball’s qualifications to serve on the Board include his over twenty-five years of management experience, his years of service on boards of other public companies and his extensive experience with financial and accounting matters.

John R. Colson has been a member of the Board of Directors since 1998 and has served as Chairman of the Board of Directors since 2002. Mr. Colson has served as our Chief Executive Officer since December 1997. He joined PAR Electrical Contractors, Inc. (PAR), an electrical specialty contractor and now a subsidiary of Quanta, in 1971 and served as its President from 1991 until December 1997. He previously served as a director of U.S. Concrete, Inc. He is currently a member of the Executive Committee of National Electrical Contractors Association (NECA), a director of the Missouri Valley Chapter of NECA, a regent of the Electrical Contracting Foundation and a member of the Academy of Electrical Contracting. The Board believes Mr. Colson’s qualifications to serve on the Board include his significant contributions and service to Quanta since its inception, including his day-to-day leadership of Quanta as its Chief Executive Officer, his approximately four decades of electric power industry experience, as well as his years of service as a director of other public companies.

J. Michal Conaway has been a member of the Board of Directors since August 30, 2007. He has served as the Chief Executive Officer of Peregrine Group, LLC, an executive consulting firm, since 2002. Mr. Conaway has been providing consulting and advisory services since 2000. Prior to 2000, Mr. Conaway held various management and executive positions, including serving as Chief Financial Officer of Fluor Corporation, an engineering, procurement, construction and maintenance services provider. He serves as a director of GT Solar International, Inc. as well as a director of privately held Elgin National Industries, Inc. and Enterra Holdings Ltd. He previously served as a director of InfraSource Services, Inc. and Cherokee International Corporation. Mr. Conaway holds an M.B.A. degree and is a Certified Public Accountant. The Board believes Mr. Conaway’s qualifications to serve on the Board include his prior service as the chief financial officer of multiple public corporations, including those within Quanta’s line of business, his years of service on boards of other public and private companies, as well as his extensive financial and accounting expertise.

Ralph R. DiSibio has been a member of the Board of Directors since May 2006. He has been a senior consultant to Washington Group International, Inc., an integrated engineering, construction and management services provider, since April 2004. He served as President of Energy & Environment Business Unit, an engineering, construction and environmental services operating unit of Washington Group International, Inc., from November 2001 until April 2004, and Executive Vice President — Business Development of Washington Group Power, a power generation engineering, design and construction services operating unit of Washington Group International, Inc., from March 2001 until November 2001. Mr. DiSibio holds a Doctor of Education in Administration degree. The Board believes Mr. DiSibio’s qualifications to serve on the Board include his prior executive management experience, including at companies within Quanta’s line of business, as well as his extensive operational and risk management experience in the power industry.

Vincent D. Foster has been a member of the Board of Directors since 1998. He has served as Chairman of the Board and Chief Executive Officer of Main Street Capital Corporation, a specialty investment company, since March 2007. He also has served as Senior Managing Director of Main Street Capital Partners, LLC (and its predecessor firms), a venture capital firm, since 1997. Mr. Foster is also a director of U. S. Concrete, Inc., Carriage Services, Inc. and Team Industrial Services, Inc. Mr. Foster holds a J.D. degree and is a Certified Public Accountant. The Board believes Mr. Foster’s qualifications to serve on the Board include his significant contributions and service to Quanta since its inception, his experience as chief executive officer of a public corporation, his many years of service on boards of other public companies and his extensive tax, accounting, merger and acquisitions, financial and corporate governance expertise.

Bernard Fried has been a member of the Board of Directors since March 2004. He has served as Chief Executive Officer and President of Siterra Corporation, a software services provider, since May 2005. From November 2003 until May 2005, he served as an independent consultant to the financial and software services industries. Mr. Fried served as Chief Executive Officer and President of Citadon, Inc., a software services provider, from 2001 until November 2003, Principal Vice President and Program Manager of Bechtel Business Services, a shared services operating unit of Bechtel Group, Inc., an international engineering and construction firm, from 2000 until 2001, and Chief Financial Officer and Managing Director of Bechtel Enterprises, Inc., a financing and development subsidiary of Bechtel Group, Inc., from 1997 until 2000. Mr. Fried holds a Bachelor of Engineering degree and an M.B.A. degree. The Board believes Mr. Fried’s qualifications to serve on the Board include his prior executive management experience, including at companies within Quanta’s line of business, his years of service on boards of private companies and his extensive international operations experience.

Louis C. Golm has been a member of the Board of Directors since July 2002 and from May 2001 until May 2002. He has been an independent consultant and senior advisor to the telecommunications and information management industries since 1999. Mr. Golm serves as a director of Kirusa Inc. Mr. Golm holds a Master of Science in Management degree and an M.B.A. degree. The Board believes Mr. Golm’s qualifications to serve on the Board include his numerous years of executive management experience, including as chief executive officer of a large telecommunications company, his years of service as a director of other public and private companies and his telecommunications industry expertise.

Worthing F. Jackman has been a member of the Board of Directors since May 2005. He has served as Executive Vice President — Chief Financial Officer of Waste Connections, Inc., an integrated solid waste services company, since September 2004 and served as its Vice President — Finance and Investor Relations from April 2003 until August 2004. From 1991 until April 2003, Mr. Jackman held various positions with Deutsche Bank Securities, Inc., an investment banking firm, most recently serving as a Managing Director, Global Industrial and Environmental Services Group. Mr. Jackman holds an M.B.A. degree. The Board believes Mr. Jackman’s qualifications to serve on the Board include his experience as the chief financial officer of a public corporation, his investment banking experience as well as his extensive financial and accounting expertise.

Bruce Ranck has been a member of the Board of Directors since May 2005. He has been a partner with Bayou City Partners, a venture capital firm, since 1999. Mr. Ranck served as Chief Executive Officer of Tartan Textile Services, Inc., a healthcare linen services provider, from August 2003 until April 2006. From 1970 until 1999, he held various positions with Browning-Ferris Industries, Inc., a provider of waste management services, most recently as Chief Executive Officer and President. Mr. Ranck is also a director of Dynamex Inc. The Board believes Mr. Ranck’s qualifications to serve on the Board include his prior executive management experience, including as chief executive officer of a large public corporation, his extensive acquisition integration experience, and his years of service on boards of other public and private companies.

John R. Wilson has been a member of the Board of Directors since 1998. He has served as our President of the Electric Power Division since October 2009 and served as President of the Electric Power and Gas Division of Quanta since January 2003, as a Senior Vice President of Quanta from June 2001 until December 2002, as a Regional Vice President of Quanta from April 1999 until June 2001, and as President of PAR from 1997 until December 2002. Mr. Wilson joined PAR in 1977 and served as an Executive Vice President of PAR from 1991 until 1997. The Board believes Mr. Wilson’s qualifications to serve on the Board include his significant contributions and service to Quanta, including as its President of the Electric Power Division, as well as his over three decades of electric power industry experience.

Pat Wood, III has been a member of the Board of Directors since May 2006. He has served as a Principal of Wood3 Resources, an energy infrastructure developer, since July 2005. From 2001 until July 2005, Mr. Wood served as chairman of the Federal Energy Regulatory Commission. From 1995 until 2001, he served as chairman of the Public Utility Commission of Texas. Mr. Wood serves as a director of SunPower Corporation. Mr. Wood holds a Bachelor of Science in Civil Engineering degree and a J.D. degree. The Board believes Mr. Wood’s qualifications to serve on the Board include his significant state and federal government experience, his years of service as a director of other public and private companies and his extensive energy industry expertise.

The Board of Directors recommends a vote FOR the election of each of the director nominees.

INFORMATION CONCERNING THE BOARD OF DIRECTORS AND COMMITTEES

Director Meetings

During the year ended December 31, 2009, the Board held eight meetings. All directors attended at least 75% of the meetings of the Board and the committees of the Board, if any, on which they served during the periods for which they have served as a director. We encourage, but do not require, the members of the Board to attend the annual meeting of stockholders. Last year, ten of our directors attended the annual meeting of stockholders.

Board Composition

As of the date of this Proxy Statement, the Board is composed of eleven directors.

Committees of the Board

The standing committees of the Board are as follows:

Committee	Current Members	Number of Meetings During 2009	Duties of the Committee Include:
Audit Committee	James R. Ball* J. Michal Conaway Bernard Fried Worthing F. Jackman	Nine

•     Monitoring the quality and integrity of Quanta’s financial statements

•     Appointing and compensating the independent registered public accounting firm

•     Considering the independence and assessing the qualifications of the independent registered public accounting firm

•     Reviewing the performance of Quanta’s internal audit function and the independent registered public accounting firm

Compensation Committee	Louis C. Golm* James R. Ball Ralph R. DiSibio Bruce Ranck	Eight

•     Overseeing the administration of Quanta’s incentive compensation plans and the issuance of restricted stock under the Quanta Services, Inc. 2007 Stock Incentive Plan

•     Reviewing and approving salaries, bonuses, restricted stock awards and other compensation of all executive officers and other management of Quanta and its subsidiaries

•     Reviewing and approving executive officer employment agreements

Committee	Current Members	Number of Meetings During 2009	Duties of the Committee Include:
Governance and Nominating Committee	Bernard Fried* Louis C. Golm Bruce Ranck Pat Wood, III	Four

•     Developing and recommending corporate governance principles applicable to the Board and Quanta

•     Establishing qualifications for membership on the Board and its committees

•     Making recommendations regarding persons to be nominated for election or re-election to the Board and appointment to its committees

•     Evaluating policies regarding the recruitment of directors

•     Making recommendations regarding persons to be elected as executive officers by the Board

Merger, Acquisition and Disposition Committee	John R. Colson* Vincent D. Foster Bruce Ranck Pat Wood, III	None(1)	• Reviewing and monitoring the strategic direction of Quanta’s acquisition and disposition program • Approving acquisitions and dispositions of companies within certain financial parameters

Small Merger, Acquisition and Disposition Committee	John R. Colson*	None(2)	• Approving acquisitions and dispositions of companies within certain financial parameters

*	Chairman
(1)	All actions taken by the Merger, Acquisition and Disposition Committee during 2009 were authorized through written consent.
(2)	All actions taken by the Small Merger, Acquisition and Disposition Committee are authorized through written consent given Mr. Colson is the sole member of the committee.

CORPORATE GOVERNANCE

We are committed to having sound corporate governance practices that maximize stockholder value in a manner consistent with legal requirements and the highest standard of integrity. In that regard, the Board has adopted guidelines that provide a framework for the governance of Quanta. In addition, we continually review these guidelines and regularly monitor developments in the area of corporate governance. Our Corporate Governance Guidelines are posted on our website at www.quantaservices.com under the heading “Corporate Governance.”

Board Independence

The Board has determined that Messrs. Ball, Conaway, DiSibio, Foster, Fried, Golm, Jackman, Ranck and Wood have no material relationship with Quanta (either directly or as a partner, shareholder or officer of an organization that has a relationship with Quanta) and are “independent” within the meaning of the NYSE’s corporate governance listing standards. The Board has made this determination based on its finding that these independent directors meet the categorical standards for director independence set forth in our Corporate Governance Guidelines as currently in effect, which are more stringent than the NYSE director independence standards. Our Corporate Governance Guidelines, which include our categorical standards for director independence, are posted on our website at www.quantaservices.com under the heading “Corporate Governance.”

Board Leadership Structure

The Board believes that Quanta’s Chief Executive Officer is best situated to serve as Chairman of the Board because he possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing Quanta and its business and is thus best positioned to develop agendas that ensure that the Board’s time and attention are focused on the most critical matters. The Board believes that the combined role of Chairman and Chief Executive Officer promotes strategy development and execution and fosters decisive leadership, clear accountability and effective decision-making. The Board believes that it has in place sound counter-balancing measures to ensure that Quanta maintains high standards of corporate governance and proper independent oversight. For instance, the Board holds executive sessions of the independent directors at every regularly scheduled Board meeting and, with nine of the Board’s eleven directors deemed independent, maintains a percentage of independent directors serving on the Board that is substantially above the NYSE requirement that a majority of directors be independent. In addition, the Board, through its independent directors, has adopted the position of a lead independent director to strengthen the independence and roles of the independent directors. The duties of the lead independent director include presiding over executive sessions or other meetings of the independent directors and consulting with the Chairman of the Board as to agenda items for Board and committee meetings. The independent directors have decided to rotate the position of lead independent director on a quarterly basis among the chairmen of the Audit, Compensation and Governance and Nominating Committees. The Board recognizes, however, that no single leadership model is right for all companies and at all times and that depending on the circumstances, other leadership models, such as a separate independent chairman of the board, may be appropriate. Accordingly, the Board annually reviews and assesses the effectiveness of its leadership structure.

The Board’s Role in Risk Oversight

The Board oversees an enterprise-wide approach to risk management, designed to support the achievement of long-term organizational objectives and enhance stockholder value. The full Board participates in an annual enterprise risk management assessment, which is led by Quanta’s President and Chief Operating Officer, that provides visibility to the Board about the identification, assessment and management of critical risks and management’s risk mitigation strategies. In this process, risk is assessed throughout the business, including operational, financial, legal, regulatory, strategic and reputational risks. A fundamental part of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the company. The involvement of the full Board in setting Quanta’s business strategy, both short- and long-term, is a key part of its understanding of Quanta’s risks and what constitutes an appropriate level of risk for Quanta as well as how such risks are managed. While the Board has the ultimate oversight responsibility for the risk management process, various committees of the Board also have responsibility for risk management. Specifically, the Audit Committee focuses on risks relating to financial reporting, internal controls and compliance with legal and regulatory requirements. In addition, the Compensation Committee focuses on risks relating to Quanta’s compensation policies and programs and, in setting compensation, strives to create incentives that are aligned with Quanta’s risk management profile. Finally, Quanta’s Governance and Nominating Committee focuses on risks relating to Quanta’s corporate governance and Board membership and structure and also conducts a quarterly assessment of the risk management process and reports its findings to the Board.

Audit Committee

The Board has examined the composition of the Audit Committee and has determined that each of the members of the Audit Committee is “independent” within the meaning of Securities and Exchange Commission (SEC) regulations, NYSE rules governing audit committees and our Corporate Governance Guidelines. The Audit Committee is established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the Exchange Act). The Audit Committee operates under a formal charter adopted by the Board that governs its duties and conduct. The Audit Committee Charter is posted on our website at www.quantaservices.com under the heading “Corporate Governance.” The membership and number of meetings held during the last fiscal year and the primary responsibilities of the Audit Committee are described in “Committees of the Board” above. The Board has determined that Messrs. Conaway and Jackman are “audit committee financial experts” within the meaning of SEC regulations.

Compensation Committee

The Board has determined that each of the members of the Compensation Committee is “independent” within the meaning of NYSE corporate governance listing standards and our Corporate Governance Guidelines. The Compensation Committee operates under a formal charter adopted by the Board that governs its duties and standards of performance. The Compensation Committee Charter is posted on our website at www.quantaservices.com under the heading “Corporate Governance.” The membership and number of meetings held during the last fiscal year and the primary responsibilities of the Compensation Committee are described in “Committees of the Board” above. For additional information on the Compensation Committee, including a description of its processes and procedures for the consideration and determination of NEO compensation, please see “Compensation Discussion and Analysis — Compensation Committee” below.

Governance and Nominating Committee

The Board has determined that each of the members of the Governance and Nominating Committee is “independent” within the meaning of NYSE corporate governance listing standards and our Corporate Governance Guidelines. The Governance and Nominating Committee operates under a formal charter adopted by the Board that governs its duties and standards of performance. The Governance and Nominating Committee Charter is posted on our website at www.quantaservices.com under the heading “Corporate Governance.” The membership and number of meetings held during the last fiscal year and the primary responsibilities of the Governance and Nominating Committee are described in “Committees of the Board” above.

Code of Ethics and Business Conduct

The Board has adopted a Code of Ethics and Business Conduct that applies to all directors, officers and employees of Quanta and its subsidiaries, including the principal executive officer, principal financial officer and principal accounting officer or controller. The Code of Ethics and Business Conduct is posted on our website at

www.quantaservices.com under the heading “Corporate Governance.” We intend to post at the above location on our website any amendments or waivers to the Code of Ethics and Business Conduct that are required to be disclosed pursuant to Item 5.05 of Form 8-K.

Executive Sessions of Non-Management Directors

In accordance with the NYSE corporate governance listing standards, our non-management directors, each of whom is “independent” within the meaning of NYSE corporate governance listing standards and our Corporate Governance Guidelines, meet in executive session without management at each regularly scheduled Board meeting.

Communications with the Board

Stockholders and other interested parties may communicate with one or more of our directors, including any lead independent director or our non-management directors or independent directors as a group, a committee or the full Board by writing to Corporate Secretary, Quanta Services, Inc., 1360 Post Oak Blvd., Suite 2100, Houston, Texas 77056. All communications will be reviewed by the Corporate Secretary and forwarded to one or more of our directors, as appropriate.

Director Qualifications

Our Corporate Governance Guidelines contain Board membership qualifications that the Governance and Nominating Committee considers in selecting nominees for our Board. Pursuant to these qualifications, members of the Board should possess the highest standards of personal and professional ethics, integrity and values, and be committed to representing the long-term interests of our stockholders. They must also have an inquisitive and objective perspective, practical wisdom, mature judgment, the willingness to speak their mind and the ability to challenge and stimulate management in a constructive manner. In addition, Board members should have diverse experience at policy-making levels that may include business, government, education, technology or non-profit organizations, as well as experience in areas that are relevant to our business. Further, they should have demonstrated leadership skills in the organizations with which they are or have been affiliated. Members of the Board must also be willing to devote sufficient time to carrying out their duties and responsibilities effectively and should be committed to serve on the Board for an extended period of time. The Governance and Nominating Committee also seeks directors representing a broad range of viewpoints and diverse backgrounds, including women and minorities that meet the above qualifications.

Identifying and Evaluating Nominees for Director

The Governance and Nominating Committee regularly evaluates the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Governance and Nominating Committee will consider candidates for Board membership suggested by incumbent directors, management, third-party search firms and others. The Governance and Nominating Committee will also consider director nominations by stockholders that are made in compliance with the notice provisions and procedures set forth in our bylaws. For a discussion of these requirements, see “Additional Information — Stockholder Proposals and Nomination of Directors for the 2011 Annual Meeting” below. All applications, recommendations or proposed nominations for Board membership received by Quanta will be referred to the Governance and Nominating Committee. The manner in which the Governance and Nominating Committee evaluates the qualifications of a nominee for director does not differ if the nominee is recommended by a stockholder.

The Governance and Nominating Committee has the authority to retain a third-party search firm to help identify and facilitate the screening and interview process of potential director nominees, including screening candidates, conducting reference checks, preparing a biography of each candidate for the Governance and Nominating Committee to review and helping coordinate interviews.

Once the Governance and Nominating Committee has identified a potential director nominee, the committee makes an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on whatever information is provided to the committee with the recommendation of the candidate, as well as the committee’s own knowledge of the candidate, which may be supplemented by inquiries to the person making the recommendation or others. The committee also may engage a third party to conduct a background check of the candidate. If the committee determines to further pursue the candidate, the committee then will evaluate the extent to which the candidate meets the Board membership qualifications described in “Director Qualifications” above.

In addition, the Governance and Nominating Committee considers other relevant factors it deems appropriate, including the current composition of the Board (including its diversity in experience, background, gender and ethnicity), the balance of management and independent directors, the need for a certain Board committee expertise, and the nature and extent of a candidate’s activities unrelated to Quanta, including service as a director on the boards of other public companies. In connection with this evaluation, the committee determines whether to interview the candidate, and, if warranted, the committee interviews the candidate in person or by telephone. The committee may also ask the candidate to meet with members of Quanta’s management or other Board members. After completing this evaluation, if the committee believes the candidate would be a valuable addition to the Board, it will recommend to the Board the candidate’s nomination for appointment or election as a director.

Director Compensation

The Governance and Nominating Committee has the responsibility of recommending to the Board compensation and benefits for non-employee directors. The committee is guided by certain director compensation principles set forth in our Corporate Governance Guidelines. Directors who also are employees of Quanta or any of its subsidiaries do not receive additional compensation for serving as directors. John R. Colson, Chairman of the Board and Chief Executive Officer, and John R. Wilson, President of the Electric Power Division, are employees of Quanta and thus receive no compensation for their services as directors of Quanta. The compensation received by Messrs. Colson and Wilson as employees of Quanta is set forth in the 2009 Summary Compensation Table on page 33.

Pursuant to our director compensation policy, each non-employee director currently receives a fee for attendance at each meeting of the Board or any committee according to the following schedule: $2,000 for attendance at a board meeting in person; $1,000 for attendance at a board meeting by telephone; $1,000 for attendance at a committee meeting in person; and $500 for attendance at a committee meeting by telephone.

Upon initial election to the Board at an annual meeting of stockholders, each such initially elected non-employee director receives an annual cash retainer payment of $30,000 and an annual award of shares of restricted stock having a value of $120,000. Beginning with the Board meeting at the 2010 annual meeting of stockholders, upon initial election to the Board at an annual meeting of stockholders, each such initially elected non-employee director will receive an annual cash retainer payment of $50,000 and an annual award of shares of restricted stock having a value of $150,000. Upon initial appointment to the Board other than at an annual meeting of stockholders, for the period from the appointment through the end of the director service year during which the appointment is made, each such initially appointed non-employee director currently receives a pro rata portion of both (i) an annual cash retainer payment of $30,000 and (ii) an annual award of shares of restricted stock having a value of $75,000. Beginning with the Board meeting at the 2010 annual meeting of stockholders, each such non-employee director who is appointed to the Board other than at an annual meeting of stockholders will receive a pro rata portion of both (i) an annual cash retainer payment of $50,000 and (ii) an annual award of shares of restricted stock having a value of $150,000. At every annual meeting of stockholders at which a non-employee director is re-elected or remains a director, each such re-elected or remaining non-employee director currently receives an annual cash retainer payment of $30,000 and an annual award of shares of restricted stock having a value of $75,000. Beginning with the Board meeting at the 2010 annual meeting of stockholders, each such re-elected or remaining non-employee director will receive an annual cash retainer payment of $50,000 and an annual award of shares of restricted stock having a value of $100,000.

In addition, at every annual meeting of the Board, the chairman of the Audit Committee receives an annual cash retainer payment of $10,000, the chairman of the Compensation Committee receives an annual cash retainer payment of $5,000 and the chairman of the Governance and Nominating Committee receives an annual cash retainer payment of $4,000. Beginning with the Board meeting at the 2010 annual meeting of stockholders, the chairman of the Audit Committee will receive an annual cash retainer payment of $14,000, the chairman of the Compensation Committee will receive an annual cash retainer payment of $10,000 and the chairman of the Governance and Nominating Committee will receive an annual cash retainer payment of $7,500.

The Board approved the above increases after taking into account the results of a director compensation benchmarking study as well as after considering that there has not been an increase in Board compensation since 2007.

Unless the director’s service is interrupted, shares of restricted stock awarded to non-employee directors vest over three years in three equal annual installments. Any unvested shares of restricted stock will vest in full if the non-employee director is not nominated for or elected to a new term or resigns at our convenience. If the non-employee director voluntarily resigns or is asked to resign, or is removed for cause prior to vesting, all unvested shares of restricted stock will be forfeited. Directors are reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of the Board or the committees thereof, and for other expenses reasonably incurred in their capacity as directors of Quanta. Currently, nine non-employee director nominees are standing for election at this meeting.

2009 Director Compensation Table

The following table sets forth the compensation for each non-employee director during the 2009 fiscal year.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
James R. Ball	66,500	75,000	—	—	—	—	141,500
J. Michal Conaway	49,500	75,000	—	—	—	—	124,500
Ralph R. DiSibio	49,000	75,000	—	—	—	—	124,000
Vincent D. Foster	43,000	75,000	—	—	—	—	118,000
Bernard Fried	56,500	75,000	—	—	—	—	131,500
Louis C. Golm	57,000	75,000	—	—	—	—	132,000
Worthing F. Jackman	47,500	75,000	—	—	—	—	122,500
Bruce Ranck	54,000	75,000	—	—	—	—	129,000
Pat Wood, III	46,000	75,000	—	—	—	—	121,000

(1)	Represents the aggregate grant date fair value of awards of restricted stock granted during the fiscal year ended December 31, 2009 in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in footnote 12 to our audited consolidated financial statements for the fiscal year ended December 31, 2009 included in our Annual Report on Form 10-K filed with the SEC on March 1, 2010. As of December 31, 2009, each non-employee director held the following aggregate number of vested shares of restricted stock: Mr. Ball: 15,330; Mr. Conaway: 2,166; Mr. DiSibio: 6,017; Mr. Foster: 45,973; Mr. Fried: 30,153; Mr. Golm: 55,580; Mr. Jackman: 4,466; Mr. Ranck: 19,541; and Mr. Wood: 9,987.

(2)	As of December 31, 2009, three non-employee directors held the following aggregate number of outstanding stock options: Mr. Ball: 22,500; Mr. Foster: 22,500; and Mr. Golm: 10,000.

Compensation Committee Interlocks and Insider Participation

In 2009, James R. Ball, Ralph R. DiSibio, Louis C. Golm and Bruce Ranck served as members of the Compensation Committee. None of these persons served as an employee or officer of Quanta or any of its subsidiaries during 2009 or was formerly an officer of Quanta or any of its subsidiaries. Additionally, no executive officers served on the compensation committee or as a director of another company, one of whose executive officers served on Quanta’s Compensation Committee or as a director of Quanta.

EXECUTIVE OFFICERS

Our current executive officers are as follows:

Name	Age	Position(s) with Quanta
John R. Colson	62	Chief Executive Officer, Chairman of the Board of Directors
James H. Haddox	61	Chief Financial Officer
James F. O’Neil III	51	President and Chief Operating Officer
John R. Wilson	60	President — Electric Power Division, Director
Kenneth W. Trawick	62	President — Telecommunications and Cable Television Division
Earl C. Austin, Jr.	40	President — Natural Gas and Pipeline Division
Tana L. Pool	50	Vice President and General Counsel
Derrick A. Jensen	39	Vice President and Chief Accounting Officer
Nicholas M. Grindstaff	47	Vice President and Treasurer
Benadetto G. Bosco	52	Senior Vice President — Business Development and Outsourcing
Darren B. Miller	50	Vice President — Information Technology and Administration

For a description of the business background of Messrs. Colson and Wilson, see “Election of Directors” above.

James H. Haddox has served as our Chief Financial Officer since November 1997 and served as our Secretary from December 1997 until March 1999 and as our Treasurer from December 1997 until September 1999. Mr. Haddox is a Certified Public Accountant.

James F. O’Neil III has served as our President and Chief Operating Officer since October 2008 and served as our Senior Vice President of Operations Integration and Audit from December 2002 until October 2008 and as our Vice President of Operations Integration from August 1999 until December 2002. Mr. O’Neil holds a Bachelor of Science in Civil Engineering degree.

Kenneth W. Trawick has served as our President of the Telecommunications and Cable Television Division since June 2004 and served as President of Trawick Construction Company, Inc. (Trawick Construction), a telecommunications specialty contractor and now a subsidiary of Quanta, from April 2003 until May 2004, and as a Vice President of Quanta from June 2001 until March 2003. Mr. Trawick joined Trawick Construction in 1974 and served as its Executive Vice President from January 2000 until May 2001.

Earl C. Austin, Jr. has served as our President of the Natural Gas and Pipeline Division since October 2009 and served as President of North Houston Pole Line, L.P. (North Houston), an electric and natural gas specialty contractor and now a subsidiary of Quanta, from 2001 until September 2009. He is currently a director of the Southwest Line Chapter of NECA. Mr. Austin holds a Bachelor of Arts in Business Management degree.

Tana L. Pool has served as our Vice President and General Counsel since January 2006. Ms. Pool served as Senior Counsel with the law firm of Akin Gump Strauss Hauer & Feld LLP from August 2004 until December 2005 and as Counsel with the law firm of King & Spalding LLP from May 2001 until July 2004. Ms. Pool holds a J.D. degree and is a Certified Public Accountant.

Derrick A. Jensen has served as our Vice President and Chief Accounting Officer since March 1999 and served as our Controller from December 1997 until March 2009. Mr. Jensen is a Certified Public Accountant.

Nicholas M. Grindstaff has served as a Vice President since March 2010 and our Treasurer since October 1999 and served as our Assistant Treasurer from March 1999 until September 1999. Mr. Grindstaff holds a Master of Science in Accounting degree.

Benadetto G. Bosco has served as our Senior Vice President of Business Development and Outsourcing since May 2004 and served as our Senior Vice President of Outsourcing from April 2003 until April 2004 and as our Vice President of Outsourcing from July 2002 until April 2003. From 1997 until joining Quanta, he served as Vice President of Network/National Sales for Exelon Infrastructure Services, Inc., a provider of transmission and distribution infrastructure services to electrical, gas, telecommunications and cable industries. Mr. Bosco holds an M.B.A. degree.

Darren B. Miller has served as our Vice President of Information Technology and Administration since October 2003. From 1996 until May 2003, Mr. Miller held various positions with Encompass Services Corporation, a provider of facilities systems and services to the construction, healthcare, commercial realty and technology industries, most recently serving as Senior Vice President and Chief Financial Officer. Encompass Services Corporation filed for Chapter 11 bankruptcy in November 2002.

EXECUTIVE COMPENSATION AND OTHER MATTERS

Compensation Discussion and Analysis

Executive Summary

This Compensation Discussion and Analysis (CD&A) describes Quanta’s executive compensation program for 2009. We use this program to attract, motivate, and retain the employees who lead our business. In particular, this CD&A explains how the Compensation Committee made its compensation decisions for our NEOs for 2009 and describes how this compensation fits within the Compensation Committee’s guiding principles with respect to NEO compensation. The NEOs are our Chairman and Chief Executive Officer, John R. Colson; our Chief Financial Officer, James H. Haddox; and our three other most highly compensated executive officers: James F. O’Neil III, President and Chief Operating Officer; John R. Wilson, President — Electric Power Division; and Kenneth W. Trawick, President — Telecommunications and Cable Television Division.

Compensation awarded to our NEOs is primarily comprised of base salary, annual short-term incentives, and long-term incentives, with the majority of total compensation each year being “at-risk.” Compensation awards in 2009 reflected the Compensation Committee’s ongoing commitment to a pay-for-performance philosophy, where executive compensation is linked to both individual and company performance. The individual and company short-term and long-term performance goals, which were established during challenging economic times, were partially met in 2009, resulting in below-target awards to each NEO, in contrast to higher award levels for all NEOs in 2008 when Quanta exceeded its financial performance goals. Equity-based awards will continue to play an important role in this challenging economic environment because they provide incentives for the creation of stockholder value and promote an ownership culture. As Quanta moves forward into 2010, the Compensation Committee is aware of the uncertain economic environment and the potential challenges that it creates with respect to executive compensation. The Compensation Committee will continue to monitor trends and developments to ensure that Quanta provides the appropriate executive compensation incentives and remains competitively positioned for executive talent, while not encouraging excessive risk-taking by management.

Compensation Committee

Overview

The Compensation Committee administers the compensation programs for all of our named executive officers, or NEOs. As described above under “Information Concerning the Board of Directors — Committees of the Board,” the Board has determined that each member of the Compensation Committee is “independent” within the meaning of the NYSE corporate governance listing standards and our Corporate Governance Guidelines. The Compensation Committee’s guiding principles with respect to NEO compensation are:

•	to align our NEOs’ incentives with stockholder value creation,

•	to attract, motivate and retain the best possible executive officer talent by maintaining compensation programs that allow us to effectively compete with our competitors,

•	to tie cash and stock incentives to the achievement of measurable company, business unit and individual performance goals that are linked to our long-term strategic plans, and

•	to promote an ownership culture.

Consistent with these principles, the Compensation Committee has implemented and maintained compensation plans that reward our NEOs for their contributions to Quanta’s short-term and long-term performance and for creating and building stockholder value.

In the first quarter of each fiscal year, the Compensation Committee meets to discuss our prior year’s financial performance, to evaluate the performance of our NEOs and to determine the amounts, if any, that will be awarded to each NEO under our annual, supplemental and discretionary incentive plans (each of which is described below) for the prior fiscal year. In addition, the Compensation Committee establishes the upcoming fiscal year’s financial performance goals and strategic goals that will be used in evaluating the performance of each NEO under our incentive plans and establishes compensation targets for each NEO for the upcoming fiscal year. The Compensation Committee seeks to maintain the competitiveness of our executive compensation levels with those of our peers and competitors and considers various factors in determining overall compensation and the individual components of compensation of each NEO, including (i) the results of compensation benchmarking studies and published compensation survey data, (ii) economic and market conditions, (iii) the effects of inflation, (iv) changes in our business operations, (v) changes in the compensation practices of our competitors, (vi) the executive officer’s position, experience, length of service and performance, (vii) company performance and (viii) the judgment of each member of the Compensation Committee based upon prior experiences with executive compensation matters. The influence of these factors on NEO compensation is discussed further below.

Use of Compensation Benchmarking Studies and Published Compensation Survey Data

One of the Compensation Committee’s guiding principles is to attract, motivate and retain the best possible executive officer talent, which is important to the success of our business. Consistent with this guiding principle, the Compensation Committee desires to create total compensation opportunities competitive with the median compensation levels of our peer companies (as identified below) by generally establishing total target compensation, consisting of base salary, annual incentives and long-term incentives, for our NEOs within +/- 15% of the median of our peer group. To determine competitive market pay levels, the Compensation Committee utilizes a compensation benchmarking study and published compensation survey data for our industry that are prepared and compiled for the committee by outside consultants. This data assists the Compensation Committee in establishing the overall compensation levels for our NEOs, determining the significance of individual components of compensation and determining how to allocate compensation between long-term and short-term compensation and cash and non-cash compensation. Typically, the Compensation Committee engages an outside consultant on an annual basis to conduct a compensation benchmarking study for our NEOs.

Although the compensation benchmarking studies play an important role in establishing competitive compensation practices, the Compensation Committee only uses such studies as a point of reference and not as a determinative factor for our NEOs’ compensation. The compensation benchmarking studies do not supplant the significance of individual and company performance that the Compensation Committee considers when making compensation decisions. Because the information provided by compensation benchmarking studies is just one piece of information utilized in setting executive compensation, the Compensation Committee uses its discretion in determining the nature and extent of its use.

The Compensation Committee Charter grants to the Compensation Committee the authority to hire and fire its advisors and compensation consultants and to approve their compensation. These advisors report directly to the Compensation Committee.

In 2009, the Compensation Committee independently retained Ernst & Young LLP (E&Y) to perform a compensation benchmarking study (the 2009 E&Y Compensation Benchmarking Study) that provides market data on base salary, total cash compensation (base salary plus annual incentive compensation) and total direct compensation (total cash compensation plus long-term incentive compensation) for each applicable NEO position. E&Y did not provide, and was not asked by the Compensation Committee to provide, recommendations as to specific compensation payments to our NEOs. The Compensation Committee instructed E&Y to report directly to the Committee, but authorized E&Y to communicate with Darren B. Miller, our Vice President of Information Technology and Administration, to obtain information. E&Y, with input from our management, assembled a group of companies for the purpose of obtaining competitive data and, with Compensation

Committee approval, selected the following ten companies for inclusion in the 2009 E&Y Compensation Benchmarking Study. These companies were chosen because they were either a direct competitor or provided similar services and/or had a similar market capitalization:

•	Chicago Bridge & Iron Company N.V.

•	Comfort Systems USA, Inc.

•	Dycom Industries, Inc.

•	Emcor Group, Inc.

•	Fluor Corporation

•	Jacobs Engineering Group Inc.

•	MasTec, Inc.

•	Pike Electric Corporation

•	The Shaw Group Inc.

•	URS Corporation

As a result of mergers, acquisitions and other changes, the Compensation Committee will periodically update the companies in our future compensation benchmarking studies using the criteria outlined above.

The 2009 E&Y Compensation Benchmarking Study provided information regarding compensation programs of, and the average and median compensation levels among, the ten companies listed above in the peer group. E&Y utilized several sources of published compensation survey data by matching, to the extent possible, with management’s input, the titles and job descriptions of our NEOs with those in the surveys to provide us with additional competitive compensation information.

In 2010, the Compensation Committee retained E&Y to perform another compensation benchmarking study to provide similar data for 2010 (the 2010 E&Y Compensation Benchmarking Study). The Compensation Committee utilized the 2010 E&Y Compensation Benchmarking Study as a point of reference in establishing compensation targets for the 2010 performance year for our NEOs (in the aggregate as well as for each component of our compensation plans, including base salary.) The Compensation Committee has also engaged E&Y from time to time in the past to assist it in reviewing the structure of our compensation plans.

Our Governance and Nominating Committee separately engaged E&Y in 2010 to perform a director compensation benchmarking study that provided market data for each element of board compensation, including cash retainers, meeting fees, committee fees and equity compensation. Additionally, management has engaged E&Y from time to time in the past to provide compensation benchmarking services with respect to non-executive officer positions. Additional discussion regarding the services provided by E&Y during 2009 is set forth in Fees of the Compensation Committee Consultant below.

Management’s Role in the Compensation-Setting Process

Our Chief Executive Officer plays an important role in setting the compensation of our NEOs. After taking into account input from other members of management, our Chief Executive Officer evaluates NEO performance and makes recommendations to the Compensation Committee relating to the following: (i) compensation plans,

(ii) financial performance goals and strategic goals for each NEO, (iii) NEO compensation targets (other than with respect to himself), and (iv) base salary levels and cash incentives and equity awards (other than with respect to himself). Although our Chief Executive Officer makes recommendations to the Compensation Committee, the Compensation Committee has final authority and complete discretion in ultimately determining and setting NEO compensation plans, goals, targets, salary and awards.

In the first quarter of each fiscal year, our Chief Executive Officer and certain other executive officers meet with the Compensation Committee to propose Quanta’s financial performance goals for the current fiscal year. The Compensation Committee reviews these goals and adjusts them as it deems appropriate. Each of our NEOs proposes his individual strategic goals for the upcoming fiscal year to our Chief Executive Officer. Our Chief Executive Officer reviews and modifies the submitted strategic goals, as he deems appropriate, and, together with his own individual strategic goals, submits them to the Compensation Committee for its consideration. Once the Compensation Committee has reviewed, modified, as necessary, and approved such strategic goals, the Compensation Committee uses such goals, along with the financial performance goals, to determine potential payouts under our executive compensation plans. In addition, our Chief Executive Officer selects, subject to approval by the Compensation Committee, the participants in our annual, supplemental and discretionary incentive plans for each fiscal year. The financial performance goals and strategic goals approved by the Compensation Committee for the 2009 performance year are discussed below in Elements of Executive Compensation and Executive Compensation Decisions for the 2009 Performance Year, respectively.

At the request of the Compensation Committee, our Chief Executive Officer and certain other executive officers also participate in the Compensation Committee’s review of Quanta’s and each NEO’s performance in the prior fiscal year for purposes of determining appropriate NEO compensation awards. Our Chief Executive Officer presents to the Compensation Committee his evaluation of the performance of the other NEOs, taking into account each of their strategic goals, and his compensation recommendations as to each of them. The Compensation Committee considers these evaluations in determining salaries for the upcoming fiscal year and the awards to be made, if any, pursuant to our incentive plans for the prior fiscal year.

To assist the Compensation Committee as it makes its compensation decisions, management also provides detailed spreadsheets for the NEOs indicating, among other things:

•

the salary and compensation payouts, both cash and equity, approved by the Compensation Committee for the NEOs under our incentive plans for the two years immediately preceding the year under consideration,

•	financial performance goals and individual strategic goals for the NEOs for the prior fiscal year,

•

the Chief Executive Officer’s recommendations as to salary for the current fiscal year, as well as to the compensation payouts (other than as to himself), both cash and equity, for the prior fiscal year under our incentive plans, and

•	the amounts of compensation that would be payable to each of our NEOs under target payouts under our incentive plans.

These spreadsheets bring together, in one place, several elements of actual and targeted compensation of our NEOs, so that the Compensation Committee may analyze both the individual elements of compensation (including the compensation mix) and the total amount of actual and targeted compensation for each NEO for a particular performance year in connection with the Committee’s consideration of the factors influencing the various elements of NEO compensation.

None of our NEOs are present during the Compensation Committee meetings when the Compensation Committee is discussing such NEO’s individual performance relative to his respective goals and awards.

2009 Compensation Committee Meetings

The Compensation Committee met a total of eight times during the fiscal year ended December 31, 2009. The significant actions taken by the Compensation Committee with respect to executive compensation matters in 2009 include: (i) approving the payouts under our incentive plans relating to the 2008 performance year and approving the financial performance and individual strategic goals and related compensation targets for the 2009 performance year, (ii) retaining E&Y to conduct the 2009 E&Y Compensation Benchmarking Study, and (iii) adopting our annual incentive plan, supplemental incentive plan and discretionary incentive plan for the 2009 performance year.

How Our Compensation Programs Work

The Compensation Committee has designed our compensation programs to reward strong performance by both Quanta and the individual NEOs by directly linking a significant portion of our NEOs’ pay to performance. The Compensation Committee believes that the two financial performance goals critical in measuring our success and stockholder value creation are Quanta’s operating income and return on equity (ROE) (as both terms are defined in the annual incentive plan and supplemental incentive plan, respectively, and as discussed in further detail below in Elements of Executive Compensation — Annual Incentive Plan and Elements of Executive Compensation — Supplemental Incentive Plan, respectively). Operating income is the primary driver of net income, which is a key element impacting our stock price. In comparison to net income, however, operating income is a more direct measure of the effectiveness of our business operations. ROE measures our effectiveness in generating financial return relative to our stockholders’ equity. The Compensation Committee ties a substantial portion of the compensation provided to our NEOs to their contributions in achieving success with respect to these two financial performance goals. When determining the operating income and ROE financial performance goals, the Compensation Committee uses a multiplier to incorporate a “stretch” factor (as further discussed below) that it believes will challenge our NEOs to excel in the performance of their duties.

In addition to rewarding our NEOs for the achievement of financial performance goals, the Compensation Committee rewards them for their achievement of certain individual strategic goals that it believes are critical to stockholder value creation. The Compensation Committee establishes these goals for each NEO, with input from the CEO and the individual NEOs. The 2009 strategic goals for each of our NEOs are identified in Executive Compensation Decisions for the 2009 Performance Year below.

Although the Compensation Committee makes many decisions in the first quarter of the fiscal year, the Compensation Committee remains engaged throughout the year in evaluating our performance and the performance of our NEOs and making equitable adjustments to financial performance goals as it deems appropriate to account for events that occur that significantly impact the ability, positively or negatively, of Quanta to achieve the originally established financial performance goals. The Compensation Committee measures the effectiveness of our compensation programs based on the programs’ success in creating incentives for our NEOs to meet and exceed the financial performance and strategic goals established by the Compensation Committee. In 2009, the Compensation Committee made an upward adjustment to the operating income performance goal for the 2009 performance year (as discussed below) primarily to account for Quanta’s acquisition of Price Gregory Services, Incorporated (Price Gregory) in October 2009.

Under our supplemental incentive plan (described below), assuming the applicable plan goals are achieved, the Compensation Committee typically rewards our NEOs with restricted stock, which generally vests over three years in equal annual installments. The Compensation Committee believes that such restricted stock awards encourage the alignment of the NEOs’ interests with those of our stockholders. Moreover, the vesting period of the restricted stock encourages an ownership culture, executive officer retention and the preservation of stockholder value. All grants of restricted stock to our NEOs in 2009 were made pursuant to the Quanta Services, Inc. 2007 Stock Incentive Plan.

Elements of Executive Compensation

The key components of our current compensation program for our NEOs are (i) base salary, (ii) awards under our annual, supplemental and discretionary incentive plans and (iii) other compensation consisting primarily of matching 401(k) contributions and certain perquisites. Each component of our compensation program has a critical role in creating compensation payouts that motivate and reward strong performance and retaining the NEOs who deliver such performance. The Compensation Committee considers each compensation component individually and all compensation components in the aggregate when making decisions regarding amounts that may be awarded under each other compensation component.

Base Salary

Base salary is a critical element of our NEO compensation because it provides NEOs with a base level of monthly income that is consistent with competitive practices. Base salaries for NEOs, including our Chief Executive Officer, are determined annually by the Compensation Committee, taking into account such factors as competitive industry salaries (especially the salary practices of companies in our peer group), a subjective assessment of the nature of the position and the contribution, experience, level of responsibility and length of service of the NEO. While base salaries provide a basic level of economic security for our NEOs, a significant portion (generally greater than 50%) of an NEO’s total target compensation is performance-based compensation pursuant to the incentive compensation plans described below.

Annual Incentive Plan

Our annual incentive plan is designed to provide our NEOs with performance awards payable annually in cash in recognition of Quanta achieving a specified financial performance goal that is approved by the Compensation Committee (as discussed below). The Compensation Committee decided to pay such performance awards in cash rather than in equity largely to keep our compensation program competitive with those of our direct competitors, who are predominantly private companies that pay all compensation in cash.

In recent years, including the 2009 performance year, each NEO’s award pursuant to the plan was determined based on the achievement by Quanta of a certain operating income goal, which the Compensation Committee believes encourages our NEOs to increase stockholder value by focusing on growth in revenue and earnings. Taking into account competitive market data, the Compensation Committee establishes the operating income financial performance goal by applying a multiplier (which in 2009 was 110%) to the operating income amount budgeted for the year as approved by the Board so that our NEOs will be challenged to excel in the performance of their duties. For purposes of the annual incentive plan, operating income is defined as operating income, excluding goodwill amortization, gain (loss) on sale of assets and non-cash compensation, less interest expense, net of interest income. For the 2009 performance year, the Compensation Committee initially established the operating income financial performance goal at $351,573,000 and subsequently increased it to $381,167,000, which represented an approximately 27% increase as compared to the same goal for the 2008 performance year. As indicated above, the Compensation Committee increased the operating income financial performance goal for the 2009 performance year primarily to account for the Price Gregory acquisition.

The payout for each NEO under the annual incentive plan relates to a percentage of such NEO’s salary (the AIP Target Incentive). The Compensation Committee, after taking into account, among other things, the results of the 2009 E&Y Compensation Benchmarking Study and published compensation survey data as well as the individual NEO’s position, experience, level of responsibility and length of service, established the AIP Target Incentives for the 2009 performance year for Messrs. Colson and O’Neil as 100% of their respective base salaries and for Messrs. Haddox, Trawick and Wilson as 90% of their respective base salaries. The Compensation Committee believes providing Messrs. Colson and O’Neil with a higher AIP Target Incentive is appropriate considering that the job responsibilities of Messrs. Colson and O’Neil consist of managing the entire Quanta organization as opposed to the more specific job responsibilities of Messrs. Haddox, Wilson and Trawick. In 2009, NEOs could earn cash awards under the annual incentive plan as follows (when the attainment of the performance goal falls between the designated percentages in the below table, the cash awards are determined by interpolation):

Percentage of Operating Income Goal Attained	Payout as a Percentage of AIP Target Incentive
Less than 75%	0%
75%	25%
80%	40%
85%	55%
90%	70%
95%	85%
100%	100%
150%	150%
200% or greater	200%

Quanta met or exceeded its financial performance goal under the annual incentive plan for four of the past five performance years. For the 2009 performance year, Quanta achieved operating income of $307,012,000, which represented approximately 81% of its operating income goal under our annual incentive plan and equated to a payout of 43% of the AIP Target Incentive.

Supplemental Incentive Plan

Our supplemental incentive plan provides additional awards to our NEOs based upon Quanta’s performance against a specified financial performance goal and the NEOs’ individual performance against specified strategic goals. In recent years, including the 2009 performance year, there have been two components to the supplemental incentive plan. The first component, which accounts for 50% of the total supplemental incentive plan payout opportunity, has been based on Quanta’s achievement of a ROE financial performance goal (the ROE Component), while the second component, which accounts for the remaining 50% of the payout opportunity and is discretionary, has been based on a NEO’s achievement of certain approved individual strategic goals (the Strategic Goal Component). The Compensation Committee believes that the discretionary payout opportunity of the Strategic Goal Component allows the Compensation Committee to reward strong individual performance regardless of whether Quanta has achieved its financial performance goals for a fiscal year.

The payouts under both components of the supplemental incentive plan are dependent on a fixed dollar amount that the Compensation Committee determines to be subject to the plan (the SIP Target Incentive). The Compensation Committee considered, among other things, the results of the 2009 E&Y Compensation Benchmarking Study and published compensation survey data as well as the individual NEO’s position, experience, level of responsibility and length of service, in establishing the SIP Target Incentive for the 2009 performance year. Specifically, for the 2009 performance year, the Compensation Committee established the SIP Target Incentive for each of our NEOs as follows: Mr. Colson, $1,800,000; Mr. Haddox, $500,000; Mr. O’Neil, $500,000; Mr. Trawick, $450,000; and Mr. Wilson, $450,000.

For purposes of the ROE Component, the ROE financial performance goal is broadly defined as the quotient of the budgeted amount of net income excluding amortization of intangibles, as approved by our Board and as adjusted by a multiplier, over average tangible stockholder’s equity, as adjusted for certain items. The multiplier (which in 2009 was 110% and was applied to the budgeted amount approved by the Board) is used to challenge our NEOs in the performance of their duties. For the 2009 performance year, the Compensation Committee established the ROE financial performance goal at 15%, which represented an approximately 10% increase as compared to the same goal for the 2008 performance year. In 2009, NEOs could earn awards under the ROE Component up to the following amounts (when the attainment of the performance goal falls between the designated percentages in the below table, the awards are determined by interpolation):

Percentage of ROE Component Attained	Payout as a Percentage of SIP Target Incentive (ROE Component)
Less than 75%	0%
75%	25%
80%	40%
85%	55%
90%	70%
95%	85%
100%	100%
150%	150%
200% or greater	200%

Quanta met or exceeded its financial performance goal under the supplemental incentive plan for three of the past five performance years. For the 2009 performance year, Quanta achieved ROE of 12.8%, which represented approximately 85% of its ROE goal under our supplemental incentive plan and equated to a payout of 55% of the SIP Target Incentive (ROE Component).

The Strategic Goal Component of the supplemental incentive plan is based on achieving certain individual strategic goals that are approved annually by the Compensation Committee for each NEO. The strategic goals generally relate to both quantitative and qualitative measures of performance that the Compensation Committee believes create stockholder value. A general description of the strategic goals for 2009 utilized by the Compensation Committee to evaluate the individual performances of our NEOs is set forth under “Executive Compensation Decisions for the 2009 Performance Year.” In determining payouts under this portion of our supplemental incentive plan, the Compensation Committee also considers each NEO’s demonstration of ethical behavior and compliance with our Code of Ethics and Business Conduct.

Awards under the supplemental incentive plan can be paid in cash, restricted stock or a combination thereof at the Compensation Committee’s discretion. In recent years, including the 2009 performance year, all awards have been paid in restricted stock, which vests over three years in equal annual installments, providing a concrete link between our NEOs’ compensation and the creation of stockholder value and encouraging executive officer retention. To adjust the restricted stock awards to their cash equivalent, the Compensation Committee applies a multiplier to the dollar value of each restricted stock award paid under the supplemental incentive plan. This multiplier ensures that the value of the restricted stock awards incorporate the risk and liquidity premiums that a cash award has relative to a restricted stock award of the same dollar value. For the 2009 performance year, the Compensation Committee established the multiplier at 110%.

Discretionary Incentive Plan

Awards under the discretionary incentive plan are made at the discretion of our Chief Executive Officer, with the approval of the Compensation Committee, and are payable in cash, restricted stock or a combination thereof. These rewards provide the Chief Executive Officer with the flexibility to, among other things, reward exceptional performance. For the 2009 performance year, the Compensation Committee did not approve any awards under the discretionary incentive plan for any NEO.

Other Compensation

We have provided our NEOs with certain perquisites, including an annual executive physical program, an executive financial counseling program and personal use of our partially-owned company aircraft. We believe these perquisites assist executives in dealing with the demands of their positions. Under our corporate aircraft usage policy, our Chief Executive Officer may use our partially-owned company aircraft for personal purposes. Any personal use of our partially-owned company aircraft by any other NEO must be preapproved by our Chief Executive Officer and all personal use of our partially-owned company aircraft must be reported to the Compensation Committee on a quarterly basis. The Compensation Committee reviews our policies with respect to perquisites on a regular basis to consider whether the perquisites should be maintained and whether, and to what extent, it may be appropriate to discontinue particular perquisites.

Our NEOs also receive matching contributions from Quanta to their 401(k) accounts, consistent with all other employees participating in Quanta’s 401(k) plan. Quanta matches 100% of an NEO’s pre-tax contributions up to the first 3% of such NEO’s base salary. Thereafter, Quanta matches 50% of an NEO’s pre-tax contributions up to the next 3% of such NEO’s base salary. All matching contributions are subject to certain limits as determined by law.

Exercise of Discretion in Executive Compensation Decisions

The Compensation Committee has complete discretion to withhold payment pursuant to any of our incentive compensation plans irrespective of whether we or our NEOs have successfully met the goals set under these plans.

Grants of Equity Awards Practices

The Compensation Committee meets in the first quarter of each fiscal year to, among other things, grant equity awards, including, as discussed above, equity awards to our NEOs. This meeting occurs after our earnings release for the fourth quarter of the prior fiscal year to allow the Compensation Committee to have complete financial results for the prior fiscal year at the time that it evaluates our performance and that of our NEOs. The Compensation Committee may, in its discretion, also grant restricted stock awards throughout the year in connection with the hiring of a new executive officer or the promotion of an employee to an executive officer position. Our practice with respect to restricted stock awards is to use the closing market price on the date of grant to determine the value of the award. It is not the intention of the Compensation Committee to time the granting of any awards under our incentive plans, including those made to newly hired or newly promoted executive officers, with the release of any material, non-public information.

Executive Compensation Decisions for the 2009 Performance Year

Base Salary

The following table reflects the increases in base salaries approved by the Compensation Committee during 2009:

Named Executive Officer	Base Salary as of April 1, 2008	Base Salary as of April 1, 2009	Percentage Increase
Mr. Colson	$800,000	$832,000	4%
Mr. Haddox	$480,000	$499,200	4%
Mr. O’Neil	$400,000	$416,000	4%
Mr. Trawick	$440,000	$457,600	4%
Mr. Wilson	$480,000	$499,200	4%

Based on the results of the 2009 E&Y Compensation Benchmarking Study, published compensation survey data, the annual wage increase under Quanta’s collective bargaining agreement with the International Brotherhood of Electrical Workers and certain other applicable unions, recent inflation data and the 4% base salary raise generally approved for Quanta’s other corporate employees, the Compensation Committee decided to approve a 4% increase in annual base salary for each NEO.

Annual Incentive Plan

After an evaluation of Quanta’s achievement of the operating income financial performance goal during the 2009 performance year, the Compensation Committee awarded the following cash incentives to the NEOs under the annual incentive plan:

Named Executive Officer	Base Salary	AIP Target Incentive	Percent Achievement of AIP Performance Goal	Actual Award
Mr. Colson	$832,000	100%	43%	$357,760
Mr. Haddox	$499,200	90%	43%	$193,190
Mr. O’Neil	$416,000	100%	43%	$178,880
Mr. Trawick	$457,600	90%	43%	$177,091
Mr. Wilson	$499,200	90%	43%	$193,190

Supplemental Incentive Plan

The Compensation Committee also awarded the following amounts of restricted stock under the supplemental incentive plan for Quanta’s level of achievement of the ROE financial performance goal and the level of achievement by each of the NEOs of their individual strategic goals:

ROE Component

Named Executive Officer	SIP Target Incentive (ROE Component)	Percent Achievement of SIP Performance Goal (ROE Component)	Actual Award
Mr. Colson	$900,000	55%	$495,000
Mr. Haddox	$250,000	55%	$137,500
Mr. O’Neil	$250,000	55%	$137,500
Mr. Trawick	$225,000	55%	$123,750
Mr. Wilson	$225,000	55%	$123,750

Strategic Goal Component

Named Executive Officer	SIP Target Incentive (Strategic Goal Component)	2009 Strategic Goals	Percent Achievement of Strategic Goals	Actual Award
Mr. Colson	$900,000	1. Outperforming the majority of certain specified peer group companies by revenue percentage growth/decline and operating margin growth/decline 2. Continuing to execute on Quanta’s long-term strategic plan as evidenced by the achievement of specified consolidated operating income and revenue goals 3. Increasing Quanta’s surety capacity by a specified dollar amount 4. Securing a specified dollar amount of renewable energy projects 5. Continuing to implement and monitor Quanta’s executive development plan	90%	$810,000

Mr. Haddox	$250,000	1. Continuing to execute on Quanta’s long-term strategic plan as evidenced by the achievement of specified consolidated operating income and revenue goals 2. Increasing Quanta’s surety capacity by a specified dollar amount 3. Maintaining Quanta’s December 31, 2008 consolidated days sales outstanding as of December 31, 2009 4. Evaluating and determining whether to relocate Quanta’s data center 5. Successfully completing a certain financial software design project	92%	$230,000

Mr. O’Neil	$250,000	1. Outperforming the majority of certain specified peer group companies by revenue percentage growth/decline and operating margin growth/decline 2. Continuing to execute on Quanta’s long-term strategic plan as evidenced by the achievement of specified consolidated operating income and revenue goals 3. Securing a specified dollar amount of renewable energy projects 4. Achieving specified consolidated safety improvement goals	90%	$225,000

Named Executive Officer	SIP Target Incentive (Strategic Goal Component)	2009 Strategic Goals	Percent Achievement of Strategic Goals	Actual Award
Mr.Trawick	$225,000	1. Attaining a specified operating income percentage goal for Quanta’s Telecommunications Division 2. Achieving specified safety improvement goals for Quanta’s Telecommunications Division 3. Attaining specified revenue growth and operating income percentage goals for Quanta’s Fiber Optic Licensing segment 4. Securing a specified dollar amount of renewable energy projects	75%	$168,750

Mr. Wilson	$225,000

1.      Successfully integrating a certain Quanta Electric Power Division operating unit into another Quanta Electric Power Division operating unit as evidenced by the achievement of a specified dollar amount in annualized cost savings

2.      Securing a specified dollar amount of renewable energy projects

3.      Attaining a specified operating income percentage goal for Quanta’s Electric Power Division

4.      Attaining a specified minimum percentage gain on an original loss estimate for an electric transmission project assumed as part of the acquisition of InfraSource Services, Inc.

5.      Achieving specified safety improvement goals for Quanta’s Electric Power Division

			100%	$225,000

As indicated above, the Compensation Committee generally targets total direct compensation for each NEO within +/- 15% of the median of our peer group. Messrs. Colson’s and Haddox’s actual total direct compensation for 2009 was approximately 37% and 18%, respectively, below the median of our peer group. The Compensation Committee believes that Messrs. Colson’s and Haddox’s actual total direct compensation for 2009 is appropriate considering Quanta did not fully achieve its financial performance goals for the 2009 performance year. Mr. O’Neil’s actual total direct compensation for 2009 was approximately 42% below the median of our peer group. The Compensation Committee believes Mr. O’Neil’s actual total direct compensation for 2009 is appropriate considering Mr. O’Neil’s recent promotion to President and Chief Operating Officer of Quanta in October 2008 and because he has not served in a similar capacity prior to his employment with Quanta. For 2009, Mr. Trawick’s actual total direct compensation was approximately 23% below the median of our peer group. The Compensation Committee believes that Mr. Trawick’s actual total direct compensation for 2009 is appropriate considering Quanta did not fully achieve its financial performance goals and Mr. Trawick did fully achieve his individual strategic goals for the 2009 performance year. For 2009, Mr. Wilson’s actual total direct compensation fell within +/- 15% of the median of our peer group and, therefore, the Compensation Committee believes Mr. Wilson’s actual total direct compensation for 2009 is reasonable, particularly in light of Mr. Wilson’s achievement of all of his individual strategic goals for the 2009 performance year.

Stock Ownership Guidelines

We expect all of our directors and executive officers to display confidence in us by ownership, after five years of service, of a significant amount of our stock. Our Governance and Nominating Committee has established minimum stock ownership guidelines, for which the amounts are calculated as follows:

•	for directors, the director’s annual cash retainer (excluding the annual cash retainer paid to the chairman of each committee of the Board) is multiplied by four (4) times; and

•	for our executive officers, including our NEOs, the executive officer’s base salary is multiplied by the appropriate multiple:

•	Chief Executive Officer — 5x

•	Chief Financial Officer — 4x

•	Chief Operating Officer — 4x

•	Operating Division President — 3x

•	Other Executive Officer — 1x.

The amount of each of the above is then divided by the average closing price of our Common Stock during the immediately preceding 12 months as reported by the NYSE to calculate the number of shares required to be held by each director or executive officer. Under the stock ownership guidelines, the amount of unvested restricted stock held by a director or executive officer is included in the calculation of the amount of such director’s or executive officer’s ownership. The number of shares required to be held by any individual will only change, with respect to directors, annually as of our annual Board meeting and, with respect to an executive officer, if the individual is promoted to a higher position.

As of December 31, 2009, all of our directors and NEOs were in compliance with our stock ownership guidelines.

2009 Changes to Compensation Plans

During 2009, the Compensation Committee conducted a review of the current structure of our incentive plans to determine if any changes were advisable. Following this review, the Compensation Committee determined that the current structure of our incentive plans for our executive officers was generally consistent with the Compensation Committee’s guiding principles and, thus, decided to maintain the current structure of our incentive plans for our executive officers for the 2010 performance year.

Employment Agreements

We have entered into an employment agreement with each of our NEOs. Under the terms of our employment agreements, the Chief Executive Officer and the other NEOs are entitled to payments and benefits upon the occurrence of specified events including termination of employment and upon a change in control of Quanta. The specific terms of these arrangements, as well as an estimate of the compensation that would have been payable had they been triggered as of fiscal year-end, are described below in the section entitled “Potential Payouts Upon Termination or Change in Control.” In the case of each employment agreement, the terms of these arrangements were set through the course of arms-length negotiations with each of the NEOs. The termination of employment provisions of the employment agreements provide those individuals with a fixed amount of compensation upon termination as an inducement to offset the potential risk of leaving their prior employer or foregoing other opportunities in order to join or maintain employment with us, as applicable. At the time of entering into these agreements, the Compensation Committee considered our aggregate potential obligations in the context of the desirability of hiring or maintaining the employment of the individual, as applicable, and the expected compensation upon joining or maintaining employment with us, as applicable.

Under our employment agreements with our NEOs (except Mr. O’Neil), if benefits to which the applicable NEOs become entitled are subject to excise taxes under Section 4999 of the Internal Revenue Code of 1986, as amended (the Internal Revenue Code), then the NEOs generally will be entitled to an additional payment in an amount equal to the excise tax imposed plus any federal, state and local income taxes and additional excise taxes attributable to such payment. Mr. O’Neil’s employment agreement does not include this provision as the Compensation Committee determined to no longer offer this benefit at the time Quanta entered into the employment agreement with Mr. O’Neil.

Impact of Regulatory Requirements on our Executive Compensation Decisions

The Compensation Committee considers accounting and tax implications of its compensation decisions as one factor among many.

Section 162(m) of the Internal Revenue Code limits a company’s ability to deduct compensation paid in excess of $1 million during any fiscal year to each of certain executive officers unless the compensation is “performance-based” as defined under federal tax laws. To the extent possible, the Compensation Committee structures compensation and awards to preserve the federal income tax deductibility of the compensation payable to our NEOs. The Compensation Committee may choose, however, to provide compensation that may not be deductible if it believes that such payments are appropriate to ensure that our NEOs receive total compensation that is competitive with our peer group or reflects superior performance.

2009 Summary Compensation Table

Shares of restricted stock, the dollar value of which is listed under the column “Stock Awards” below, vest over three years in equal annual installments commencing on the applicable vesting date for the quarter in which the award is made, assuming the NEO continues to meet the requirements for vesting. Dividends are paid on restricted stock as and when dividends are paid on Common Stock.

Based on the base salary of the NEOs earned during 2009, the compensation cost of equity awards recognized for financial statement reporting purposes for the fiscal year ended December 31, 2009 and the dollar value of non-equity incentive plan compensation awarded to the NEOs for the 2009 performance year, “Salary,” “Stock Awards” and “Non-Equity Incentive Plan Compensation” accounted for approximately 33%, 51% and 14%, respectively, of the “Total” compensation of the NEOs.

The following table sets forth the compensation paid or accrued by Quanta in the last three fiscal years to our NEOs:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(7)	Total ($)
John R. Colson Chief Executive Officer	2009	824,006	—	2,026,165	(1)	—	357,760	(2)	—	75,365	3,283,296
	2008	773,750	—	1,518,169	(3)	—	916,800	(4)	—	36,127	3,244,846
	2007	685,050	—	1,600,793	(5)	—	715,850	(6)	—	10,125	3,011,818

James H. Haddox Chief Financial Officer	2009	494,400	—	586,306	(1)	—	193,190	(2)	—	26,726	1,300,622
	2008	453,750	—	607,853	(3)	—	495,072	(4)	—	21,817	1,578,492
	2007	369,624	—	666,927	(5)	—	386,250	(6)	—	10,125	1,432,926

James F. O’Neil III President and Chief Operating Officer	2009	411,994	—	494,303	(1)	—	178,880	(2)	—	29,062	1,114,239

John R. Wilson President — Electric Power Division	2009	494,400	—	516,661	(1)	—	193,190	(2)	—	14,544	1,218,795
	2008	453,750	—	376,170	(3)	—	495,072	(4)	—	10,350	1,335,342
	2007	369,624	—	400,192	(5)	—	386,250	(6)	—	10,125	1,166,191

Kenneth W. Trawick President — Telecommunications and Cable Television Division	2009	453,206	—	489,180	(1)	—	177,091	(2)	—	26,752	1,146,229
	2008	421,250	—	376,170	(3)	—	453,816	(4)	—	21,817	1,273,053
	2007	359,550	—	400,192	(5)	—	375,950	(6)	—	10,125	1,145,817

(1)	Represents the aggregate grant date fair value of awards of restricted stock granted during the fiscal year ended December 31, 2009 in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in footnote 12 to our audited financial statements for the fiscal year ended December 31, 2009 included in our Annual Report on Form 10-K filed with the SEC on March 1, 2010.

(2)	Represents the dollar value of the cash incentives earned under our 2009 Annual Incentive Plan. For further details regarding the 2009 Annual Incentive Plan, see “Compensation Discussion and Analysis — Elements of Executive Compensation — Annual Incentive Plan” above. These cash incentives were approved by the Compensation Committee at a meeting held on March 4, 2010 and were paid out shortly thereafter.

(3)	Represents the aggregate grant date fair value of awards of restricted stock granted during the fiscal year ended December 31, 2008 in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in footnote 11 to our audited financial statements for the fiscal year ended December 31, 2008 included in our Annual Report on Form 10-K filed with the SEC on March 2, 2009.

(4)

Represents the dollar value of the cash incentives earned under our 2008 Annual Incentive Plan. For further details regarding the 2008 Annual Incentive Plan, see “Compensation Discussion and Analysis — Elements

of Executive Compensation — Annual Incentive Plan” included in our Definitive Proxy Statement for the 2009 Annual Meeting of Stockholders filed with the SEC on April 17, 2009. These cash incentives were approved by the Compensation Committee at a meeting held on March 3, 2009 and were paid out shortly thereafter.

(5)	Represents the aggregate grant date fair value of awards of restricted stock granted during for the fiscal year ended December 31, 2007 in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in footnote 11 to our audited financial statements for the fiscal year ended December 31, 2007 included in our Annual Report on Form 10-K filed with the SEC on February 29, 2008.

(6)	Represents the dollar value of the cash incentives earned under our 2007 Annual Incentive Plan. For further details regarding the 2007 Annual Incentive Plan, see “Compensation Discussion and Analysis — Elements of Executive Compensation — Annual Incentive Plan” included in our Definitive Proxy Statement for the 2008 Annual Meeting of Stockholders filed with the SEC on April 18, 2008. These cash incentives were approved by the Compensation Committee at a meeting held on March 4, 2008 and were paid out shortly thereafter.

For 2009, the amounts include all other compensation as described in the following table:

	401(k) Matching Contribution ($)(a)	Personal Use of Company Aircraft ($)(b)	Financial Planning Reimbursement ($)(c)	Total ($)
John R. Colson	11,025	49,612	14,728	75,365
James H. Haddox	11,025	—	15,701	26,726
James F. O’Neil III	11,025	—	12,824	29,062	(d)
John R. Wilson	11,025	3,519	—	14,544
Kenneth W. Trawick	11,025	—	15,727	26,752

(a)	Represents our matching contributions to the NEO’s 401(k) account.

(b)	Represents the aggregate incremental cost to us for the NEO’s personal use of our aircraft. This cost is determined using a methodology that takes into account all variable costs associated with personal use of the aircraft, such as landing fees, aircraft fuel expense and maintenance costs. As our aircraft is used primarily for business purposes, fixed costs, which do not change based on the use of the aircraft, are excluded.

(c)	Represents our reimbursement of the NEO’s financial planning expenses under our executive financial counseling program.

(d)	Includes our payment of $5,213 for the NEO’s physical exam under our annual executive physical program.

2009 Grants of Plan Based Awards Table

The following table sets forth each grant of an award made to each of the NEOs in 2009 under non-equity and equity incentive plans.

Name	Grant Date	Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payments Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Base Price of Stock Awards on Grant Date ($/sh)	Grant Date Fair Value Of Stock And Option Awards ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
John R. Colson	03/13/09	03/03/09	200,000	800,000	1,600,000	400,000	1,600,000	3,200,000	—	—	22.18	2,026,165
James H. Haddox	03/13/09	03/03/09	108,000	480,000	960,000	62,500	500,000	1,000,000	—	—	22.18	586,306
James F. O’Neil III	03/13/09	03/03/09	100,000	400,000	800,000	62,500	500,000	1,000,000	—	—	22.18	494,303
John R. Wilson	03/13/09	03/03/09	108,000	480,000	960,000	56,250	450,000	900,000	—	—	22.18	516,661
Kenneth W. Trawick	03/13/09	03/03/09	99,000	440,000	880,000	56,250	450,000	900,000	—	—	22.18	489,180

(1)	Includes possible payout amounts under our 2008 Annual Incentive Plan. For further details regarding the 2008 Annual Incentive Plan, see “Compensation Discussion and Analysis — Elements of Executive Compensation — Annual Incentive Plan” included in our Definitive Proxy Statement for the 2009 Annual Meeting of Stockholders filed with the SEC on April 17, 2009.

(2)	Includes possible payout amounts under our 2008 Supplemental Incentive Plan. These payouts may be in the form of restricted stock, the number of shares of which to be determined on the applicable grant date. For further details regarding the 2008 Supplemental Incentive Plan, see “Compensation Discussion and Analysis — Elements of Executive Compensation — Supplemental Incentive Plan” included in our Definitive Proxy Statement for the 2009 Annual Meeting of Stockholders filed with the SEC on April 17, 2009.

Outstanding Equity Awards at 2009 Fiscal Year End

The following table sets forth for each NEO, unexercised options, unvested stock and equity incentive plan awards outstanding as of the end of the 2009 fiscal year.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
John R. Colson	—	—	—	—	—	156,301	(1)	3,257,313	—	—
James H. Haddox	—	—	—	—	—	51,113	(2)	1,065,195	—	—
James F. O’Neil III	—	—	—	—	—	32,870	(3)	685,011	—	—
John R. Wilson	—	—	—	—	—	39,434	(4)	821,805	—	—
Kenneth W. Trawick	—	—	—	—	—	38,195	(5)	795,984	—	—

(1)	Includes (i) 73,416 shares of restricted stock that vested on February 28, 2010; (ii) 52,435 shares of restricted stock that vest on February 28, 2011 and (iii) 30,450 shares of restricted stock that vest on February 28, 2012.

(2)	Includes (i) 25,522 shares of restricted stock that vested on February 28, 2010; (ii) 16,780 shares of restricted stock that vest on February 28, 2011 and (iii) 8,811 shares of restricted stock that vest on February 28, 2012.

(3)	Includes (i) 13,595 shares of restricted stock that vest on February 28, 2010; (ii) 11,846 shares of restricted stock that vest on February 28, 2011; and (iii) 7,429 shares of restricted stock that vest on February 28, 2012.

(4)	Includes (i) 18,458 shares of restricted stock that vested on February 28, 2010; (ii) 13,211 shares of restricted stock that vest on February 28, 2011 and (iii) 7,765 shares of restricted stock that vest on February 28, 2012.

(5)	Includes (i) 18,045 shares of restricted stock that vested on February 28, 2010; (ii) 12,798 shares of restricted stock that vest on February 28, 2011 and (iii) 7,352 shares of restricted stock that vest on February 28, 2012.

2009 Options Exercised and Stock Vested Table

The following table sets forth for each NEO information concerning the exercise of options and the vesting of stock during the 2009 fiscal year:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
John R. Colson	—	—	83,247	1,465,147
James H. Haddox	—	—	33,494	589,494
James F. O’Neil III	—	—	9,523	167,605
John R. Wilson	—	—	20,764	365,446
Kenneth W. Trawick	—	—	20,764	365,446

Risk Considerations in our Compensation Program

The Compensation Committee has discussed the concept of risk as it relates to our compensation program and the Compensation Committee does not believe our compensation program encourages excessive or inappropriate risk taking for the following reasons:

•

The Compensation Committee structures executive compensation to consist of both fixed and variable compensation. The fixed or base salary portion of compensation is typically set at market levels and is designed to provide a steady income regardless of Quanta’s stock price performance so that executives do not feel pressured to focus exclusively on stock price performance to the detriment of other important business metrics. The variable portions of compensation, which are described in detail above, are generally designed to reward both short- and long-term corporate and individual performance. For short-term performance, our annual incentive plan awards bonuses based on the achievement by Quanta of a certain annual operating income goal. For long-term performance, our supplemental incentive plan awards bonuses based on the achievement by Quanta of a certain annual return on equity goal as well as on the achievement by the individual plan participant of certain strategic goals. Restricted stock generally awarded under our supplemental incentive plan vests over three years in equal annual installments, which the Compensation Committee believes encourages plan participants to focus on sustained stock appreciation and promotes retention of key employees. The Compensation Committee believes that these variable elements of compensation are a sufficient percentage (generally greater than 50%) of overall compensation to motivate plan participants to produce superior short- and long-term corporate results, while the fixed element is also sufficiently high that plan participants are not encouraged to take unnecessary or excessive risks in doing so.

•

The Compensation Committee also structures executive compensation at the operating unit level to consist of both fixed and variable compensation. The variable portions of compensation are generally designed to reward both short- and long-term corporate and individual performance. For short-term performance, our operating unit annual incentive plan awards bonuses based on the achievement by a particular operating unit of a certain annual operating income goal as well as the achievement of certain safety goals. For long-term performance, our operating unit supplemental incentive plan awards bonuses based on the achievement by a particular operating unit of a certain annual modified return on asset goal as well as on the achievement by the individual plan participant of certain strategic goals. The Compensation Committee believes that these elements of compensation achieve objectives similar to those under our corporate incentive plans.

•

As operating income, return on equity and modified return on asset are the financial performance measures for determining incentive payments under our incentive plans, the Compensation Committee believes plan participants are encouraged to take a balanced approach that focuses on corporate profitability, rather than other measures which may incentivize management to enter into projects without regard to cost structure. Further, Quanta has strict internal controls with respect to capital expenditures as well as bid and project approvals, which are designed to prevent an individual from entering into projects that do not meet certain requirements. If we are not profitable at a reasonable level, there are generally no payouts under our incentive plans (excluding the individual strategic goal and safety goal components of our incentive plans). In addition, the strategic goals approved for each plan participant are aligned with Quanta’s short- and long-term operating and strategic plans, achieve a proper risk/reward balance, and do not encourage unnecessary or excessive risk taking.

•

The Compensation Committee caps awards under our annual and supplemental incentive plans, which the Compensation Committee believes also mitigates excessive risk taking. Therefore, even if Quanta or the operating unit as applicable, and the individual dramatically exceed their respective performance goals, awards are limited. Conversely, there is a floor on the performance goals under the annual and supplemental incentive plans so that performance at a certain level or lack thereof does not permit awards.

•

Quanta has strict internal controls over the measurement and calculation of performance goals under our incentive plans, which are designed to keep it from being susceptible to manipulation by any employee. In addition, all of our employees are required to comply with our Code of Ethics and Business Conduct, which covers, among other things, accuracy of books and records.

•

The Compensation Committee believes that the focus on operating income (through our corporate and operating unit annual incentive plans) and stock price performance (through our equity compensation program) provides a check on excessive risk taking. For example, even if plan participants could inappropriately increase Quanta’s operating income (as defined under the corporate or operating unit annual incentive plan, as applicable) by excessive expense reductions or by abandoning less profitable revenue sources, this could be detrimental to Quanta in the long run and could ultimately harm our stock price and the value of their equity awards. Likewise, if plan participants were to add revenue sources at low margins in an attempt to generate a higher growth company multiple and increased stock prices, it could decrease operating income and the value of their cash bonuses under the annual incentive plan.

•

The Board has adopted stock ownership guidelines, which the Compensation Committee believes provide a considerable incentive for management to consider Quanta’s long-term interests because a meaningful portion of their personal investment portfolio consists of Quanta stock.

•

The structure of our corporate incentive plans has not significantly changed for several years and the Compensation Committee is not aware of any evidence that it encourages unnecessary or excessive risk taking.

Fees of the Compensation Committee Consultant

As discussed in Use of Compensation Benchmarking Studies and Published Compensation Survey Data above, the Compensation Committee independently retained E&Y in 2009 to provide advice on the amount and form of executive compensation. E&Y was also engaged to provide certain additional services to Quanta. The aggregate fees billed by E&Y for services performed during 2009 were as follows:

•

$146,924 for consulting on executive compensation to the Compensation Committee, including providing executive compensation benchmarking data, reviewing Quanta’s incentive compensation plans, and participating in certain Compensation Committee meetings; and

•

$502,717 for other services provided to Quanta, including (i) valuation and tax due diligence services in connection with our acquisition of Price Gregory Services, Incorporated, (ii) state tax consulting and tax return review services, and (iii) documentation and testing services related to Quanta’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

The Compensation Committee approved the above executive compensation services and related fees. The Compensation Committee did not review or approve the other services provided by E&Y to Quanta, as the decision to engage E&Y to perform these other services was made by management in the normal course of business.

Equity Compensation Plan Information

The Quanta Services, Inc. 2007 Stock Incentive Plan (the 2007 Plan), which was adopted by the Board and approved by our stockholders on May 24, 2007, provides for the award of restricted stock, non-qualified stock options and incentive stock options (ISOs). The purpose of the 2007 Plan is to provide directors, key employees, executive officers and certain advisors with additional incentives by increasing their proprietary interest in Quanta. Prior to the adoption of the 2007 Plan, awards of restricted stock and stock options were issued under the Quanta Services, Inc. 2001 Stock Incentive Plan (as amended and restated, the 2001 Plan), which was terminated effective May 24, 2007, except that outstanding awards granted under the 2001 Plan will continue to be governed by the terms of the 2001 Plan. The aggregate number of shares of our Common Stock with respect to which options or restricted stock may be awarded under the 2007 Plan may not exceed 4,000,000 shares of our Common Stock. We have filed a Registration Statement on Form S-8 with respect to 4,000,000 shares of Common Stock issuable pursuant to the 2007 Plan.

The 2007 Plan is administered by the Compensation Committee of the Board, which, subject to applicable regulations and the terms of the 2007 Plan described below, has the sole authority to grant awards under the 2007 Plan, to construe and interpret the 2007 Plan and to make all other determinations and take any and all actions necessary or advisable for the administration of the 2007 Plan, provided that the Board, or authorized committee of the Board, may delegate to a committee of the Board designated as the Equity Grant Committee, consisting of one or more directors, the authority to grant limited awards as described below to eligible persons who are not executive officers or non-employee directors. Specifically, the Equity Grant Committee has the authority to award stock options and restricted stock, provided (i) the aggregate number of shares of Common Stock subject to stock options and/or restricted stock awarded by the Equity Grant Committee in any calendar quarter does not exceed 100,000 shares (or 20,000 shares in any calendar quarter with respect to any individual) and (ii) the aggregate value of restricted stock awarded by the Equity Grant Committee in any calendar quarter does not exceed $250,000 (or $25,000 in any calendar quarter with respect to any individual), determined in each case, based on the fair market value of the Common Stock on the date the restricted stock is awarded. In connection with the adoption of the 2007 Plan, the Board approved the designation of the Equity Grant Committee and appointed Mr. Colson as the sole member of the committee. The maximum number of shares of Common Stock subject to awards that may be granted to any individual under the 2007 Plan during any calendar year is 400,000 shares of Common Stock.

All of our employees (including our executive officers and directors who are also employees), non-employee directors and certain consultants and advisors are eligible to receive awards under the 2007 Plan, but only our employees (including executive officers and directors who are also employees) are eligible to receive ISOs. Awards in the form of stock options are exercisable during the period specified in each stock option agreement and generally become exercisable in installments pursuant to a vesting schedule designated by the Compensation Committee or, if applicable, the Equity Grant Committee. No option will remain exercisable later than ten years after the date of award (or five years in the case of ISOs awarded to employees owning more than 10% of our voting capital stock). The exercise price for ISOs awarded under the 2007 Plan may be no less than the fair market value of a share of Common Stock on the date of award (or 110% in the case of ISOs awarded to employees owning more than 10% of our voting capital stock). Awards in the form of restricted stock are subject to forfeiture and other restrictions until they vest. Except in certain limited circumstances and with respect to restricted stock awards awarded by the Compensation Committee covering in the aggregate no more than 200,000 shares of our Common Stock, any restricted stock award that vests on the basis of a grantee’s continuous service shall not provide for vesting which is any more rapid than annual pro rata vesting over a three year period, and any restricted stock award that vests upon the attainment of performance goals established by the Compensation Committee shall provide for a performance period of at least twelve months, in each case, as designated by the Compensation Committee or, if applicable, the Equity Grant Committee and as specified in each award agreement.

Additionally, in connection with the acquisition of InfraSource Services, Inc. (InfraSource) on August 30, 2007, Quanta assumed InfraSource’s 2003 Omnibus Stock Incentive Plan and 2004 Omnibus Stock Incentive Plan, in each case as amended (the InfraSource Plans). The InfraSource Plans were terminated in connection with the acquisition, and no further awards will be made under theses plans, although the terms of theses plans will govern outstanding awards.

The following table sets forth information as of December 31, 2009 with respect to the plans described above, all of which have received stockholder approval.

Plan category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	664,110	(1)	$14.15	2,095,335	(2)

Equity compensation plans not approved by security holders	—		—	—

Total	664,110		$14.15	2,095,335

(1)	Includes 557,837 options with a weighted-average exercise price of $12.24 that were assumed in connection with Quanta’s acquisition of InfraSource on August 30, 2007.

(2)	Represents the shares of Common Stock issuable as of December 31, 2009 under the 2007 Plan, which provides that the aggregate amount of Common Stock with respect to which stock options or restricted stock may be awarded may not exceed 4,000,000 shares of our Common Stock.

Potential Payments Upon Termination or Change in Control

Employment and Separation Agreements

Each NEO was party to an employment agreement (as amended, an Employment Agreement) during the 2009 fiscal year. Under the Employment Agreements, the applicable NEOs are eligible to receive base salary, as well as bonuses and benefits, and, at the Compensation Committee’s discretion, may be entitled to participate in any other compensation, perquisite, incentive or retirement plans, policies and arrangements that are provided generally to our other executive officers. Subject to prior notice, the Employment Agreements renew automatically each year for an additional one-year term. The Employment Agreements contain customary non-competition covenants restricting the ability of the NEOs to compete with Quanta during the term of their employment and for a period of one year thereafter and prohibiting them from disclosing confidential information and trade secrets.

The Employment Agreements generally terminate upon a NEO’s (i) death, (ii) disability, (iii) termination for “good cause” (or “cause” in the case of Mr. O’Neil’s Employment Agreement) or “good reason” (as these terms are defined in the Employment Agreements and generally described below), (iv) termination without cause/good cause or good reason or (v) termination resulting from a “Change in Control” of Quanta (as defined in each Employment Agreement and generally described below). If termination results from any of the foregoing, each applicable NEO would be entitled to all compensation earned and all benefits and reimbursements due through the date of termination, and any gross-up payments for related excise taxes (except with respect to Mr. O’Neil). Additionally, if termination results from any of the reasons set forth below, each applicable NEO would be entitled to the following severance payments:

Reason for Termination	Potential Payment(s)
Death	None

Good Cause by Quanta	None

Without Cause/Good Cause or Good Reason by NEO	None

Disability	Lump-sum payment of base salary at the rate then in effect for the period remaining under the Employment Agreement or for one year, whichever is greater.

Without Good Cause by Quanta	Lump-sum payment of base salary at the rate then in effect for the period remaining under the Employment Agreement or for one year, whichever is greater (with respect to terminations of Messrs. Colson, Haddox and Wilson, payments are subject to such NEO’s execution of a waiver and release agreement).

As mentioned above, each Employment Agreement may terminate upon a Change in Control of Quanta. Under the Employment Agreements of Messrs. Colson, Haddox and Wilson, a Change in Control generally occurs when (i) any person or entity acquires directly or indirectly the beneficial ownership of 50% or more of the total voting power of Quanta’s then outstanding voting securities, (ii) the majority of the Board as of the date of the NEO’s Employment Agreement are replaced other than in specific situations or (iii) the stockholders approve a plan of complete liquidation or a sale or disposition of all or a substantial portion of Quanta’s assets. A Change in Control generally occurs under the Employment Agreements of Messrs. Trawick and O’Neil when (i) any person or entity acquires directly or indirectly the beneficial ownership of 50% or more of the total voting power of Quanta’s then outstanding voting securities, (ii) the majority of the Board as of the date of Quanta’s initial public offering (as of the date of the Employment Agreement with respect to Mr. O’Neil) are replaced other than in specific situations, (iii) the stockholders approve a merger, consolidation or reorganization of Quanta unless 50% of the total voting securities outstanding of the surviving entity are beneficially owned by at least 50% of the holders of outstanding voting securities of Quanta immediately prior to the transaction or (iv) the stockholders approve a plan of complete liquidation or a sale or disposition of all or a substantial portion of Quanta’s assets.

Payments and benefits in connection with a Change in Control under the Employment Agreements are generally dependent on whether Quanta’s successor assumes Quanta’s obligations under such agreements. With respect to Messrs. Colson, Haddox, Trawick and Wilson, if there is no assumption of the Employment Agreement, or if there is an assumption and within 12 months of such assumption the NEO terminates his respective Employment Agreement for good reason or is terminated other than for good cause, such NEO (i) will be entitled to a lump-sum payment equal to three times the sum of (x) his annual base salary and (y) the higher of (1) the highest annual bonus paid to him under the annual incentive plan in effect on the date of the Employment Agreement for the past three fiscal years and (2) his annual bonus paid or payable under the annual incentive plan in effect on the date of the Employment Agreement for the most recently completed or current fiscal year, (ii) will be entitled to continued benefits for him and his dependents under welfare benefit plans for three years after termination and (iii) will not be subject to the non-competition covenants of the Employment Agreement. Mr. Haddox will also receive the above payment and benefits if during any Change in Control situation, Mr. Haddox elects to terminate his employment at least 5 days prior to the closing of the anticipated transaction giving rise to the Change in Control. With respect to Mr. O’Neil, if within 12 months of a Change in Control he terminates his Employment Agreement for good reason or is terminated other than for cause, he (i) will be entitled to a lump-sum payment equal to three times his base salary at the rate then in effect, (ii) will be entitled to a lump-sum payment equal to three times the highest bonus paid to him under the annual incentive plan and (iii) will be entitled to continued benefits for him and his dependents under welfare benefit plans for three years after termination.

The Employment Agreements of Messrs. Colson, Haddox, Trawick and Wilson generally define good cause as a NEO’s (i) willful, material and irreparable breach of the Employment Agreement, (ii) continuing gross negligence in the performance or intentional nonperformance of his duties after notice of the same is given, (iii) willful dishonesty, fraud or material misconduct with respect to Quanta’s business, (iv) conviction of a felony or crime or (v) chronic alcohol or illegal drug abuse. The Employment Agreement of Mr. O’Neil generally defines good cause as his (i) failure or refusal to follow the reasonable directives of his supervisor that is not cured after written notice of the same is given, (ii) willful and continued failure to substantially perform his duties that is not cured after written notice of the same is given, (iii) violation of any of Quanta policies or procedures that is not cured after written notice of the same is given, (iv) engagement in conduct that is materially and demonstrably injurious to Quanta, (v) conviction of, a plea of nolo contendere, a guilty plea, or confession by him to, an act of fraud, misappropriation or embezzlement or any crime punishable as a felony or any other crime that involves moral turpitude other than under specific circumstances, (vi) use of illegal substances or habitual drunkenness, (vii) breach of the Employment Agreement that is not cured after written notice of the same is given and (viii) repeated or continuous acts of gross neglect or gross or willful misconduct that directly relate to Quanta’s business. Good reason exists under the Employment Agreements of Messrs. Colson, Haddox, Trawick and Wilson if within twelve months of a Change in Control, such NEO is offered a “Lesser Position” (as defined in each Employment Agreement) or is required to relocate to another geographic location. Good reason exists under Mr. O’Neil’s Employment Agreement if within 12 months of a Change in Control (i) he is assigned duties inconsistent with his position, authority or responsibilities as contemplated under his Employment Agreement, or Quanta engages in any other action that results in a diminution in such position, authority or responsibilities that is not cured after written notice of the same is given, (ii) he is required to relocate to another geographic location, (iii) Quanta fails to comply with the compensation provisions of his Employment Agreement and such failure is not cured after written notice of the same is given and (iv) Quanta fails to continue in effect any cash or stock-based incentive or bonus plan, retirement plan, welfare benefit plan or other compensation, retirement or benefit plan and policy except in certain specified circumstances.

Stock Incentive Plans

Under both the 2001 Plan and 2007 Plan (collectively, the Plans), generally upon a “Change in Control” (as defined in both Plans), (i) options become immediately exercisable and are released from any repurchase or forfeiture rights and (ii) restricted stock vests and becomes free of any forfeiture restrictions. A “Change in Control” is generally defined as the occurrence of any of the following events: (i) any person becomes the beneficial owner, directly or indirectly, of securities representing 50% or more of the voting power of Quanta’s then outstanding securities, (ii) as a result of, or in connection with, any tender or exchange offer, merger or other business combination, a majority of the Board as of the date immediately preceding such transaction is replaced, (iii) Quanta is merged with another corporation, and as a result, less than 75% of the outstanding securities of the surviving corporation is owned of the aggregate by Quanta’s former stockholders, (iv) a tender or exchange offer is consummated for 50% or more of the voting power of Quanta’s then outstanding securities or (v) Quanta transfers substantially all of its assets to a corporation that is not controlled by Quanta.

Options awarded under either of the Plans may be exercised following a participant’s termination only to the extent provided in the option agreement. Generally, subject to the provisions of a particular restricted stock agreement, restricted stock awards are forfeited by a participant upon termination of such participant’s employment during the restriction period.

Estimated Potential Payments

The tables below reflect the estimated amount of payments that would be paid to each NEO in the event of such NEO’s termination. The amounts shown assume that such termination was effective as of December 31, 2009, and thus include amounts earned through such time. The actual amounts to be paid out can only be determined at the time of such NEO’s separation from Quanta.

		Death	Disability	Before Change In Control - Termination Without “Good Cause”	Pending Change In Control Termination Without “Good Cause”
Name	Benefit	Employment Agreement	Employment Agreement	Employment Agreement	Employment Agreement
John R. Colson	Severance	—	$832,000	$832,000	$5,246,400
	Welfare Benefits(1)	—	—	—	$38,580
	Equity Benefit(2)	—	—	—	—
	Tax Gross-Up	—	—	—	—
	Total	—	$832,000	$832,000	$5,284,980

James H. Haddox	Severance	—	$499,200	$499,200	$2,982,816
	Welfare Benefits(1)	—	—	—	$38,580
	Equity Benefit(2)	—	—	—	—
	Tax Gross-Up	—	—	—	$—
	Total	—	$499,200	$499,200	$3,021,396

James F. O’Neil III	Severance	—	$416,000	$416,000	—
	Welfare Benefits(1)	—	—	—	—
	Equity Benefit(2)	—	—	—	—
	Tax Gross-Up	—	—	—	—
	Total	—	$416,000	$416,000	—

John R. Wilson	Severance	—	$499,200	$499,200	$2,982,816
	Welfare Benefits(1)	—	—	—	$38,580
	Equity Benefit(2)	—	—	—	—
	Tax Gross-Up	—	—	—	$—
	Total	—	$499,200	$499,200	$3,021,396

Kenneth W. Trawick	Severance	—	$457,600	$457,600	$2,734,248
	Welfare Benefits(1)	—	—	—	$38,580
	Equity Benefit(2)	—	—	—	—
	Tax Gross-Up(3)	—	—	—	$—
	Total	—	$457,600	$457,600	$2,772,828

(1)	The welfare benefits include an approximation of the cost of continued payment of insurance premiums for up to three years after termination. The insurance premium cost is based on the actual cost of premiums for 2010 and the estimated costs of premiums for 2011 and 2012.

(2)	The equity benefit represents the value of the unvested restricted stock held by the NEO as of December 31, 2009 that would accelerate upon a change in control pursuant to the Plans.

(3)	Under Mr. Trawick’s employment agreement, he is entitled to an excise tax gross-up if an excise tax exists. Based on the calculations of his benefits upon a change in control, his parachute payments exceeded his safe harbor amount by approximately $23,000. This excess generated an excise tax gross-up of approximately $880,000. Management believes that were this fact pattern to actually occur, Mr. Trawick would be inclined to forgo $23,000 of benefit to save Quanta the excise tax gross-up amount of approximately $880,000. Therefore, the above table does not reflect any potential excise tax gross-up for Mr. Trawick.

		Pending Change In Control — Voluntary Termination	After Change In Control — Termination Without “Good Cause”		After Change In Control — Voluntary Termination With “Good Reason”
Name	Benefit	Employment Agreement	Employment Agreement	Stock Incentive Plan	Employment Agreement	Stock Incentive Plan
John R. Colson	Severance	—	$5,246,400	—	$5,246,400	—
	Welfare Benefits(1)	—	$38,580	—	$38,580	—
	Equity Benefit(2)	—	—	$3,257,313	—	$3,257,313
	Tax Gross-Up	—	—	—	—	—
	Total	—	$5,284,980	$3,257,313	$5,284,980	$3,257,313

James H. Haddox	Severance	$2,982,816	$2,982,816	—	$2,982,816	—
	Welfare Benefits(1)	$38,580	$38,580	—	$38,580	—
	Equity Benefit(2)	—	—	$1,065,195	—	$1,065,195
	Tax Gross-Up	—	—	—	—	—
	Total	$3,021,396	$3,021,396	$1,065,195	$3,021,396	$1,065,195

James F. O’Neil III	Severance	—	$1,877,919	—	$1,877,919	—
	Welfare Benefits(1)	—	$49,896	—	$49,896	—
	Equity Benefit(2)	—	—	$685,011	—	$685,011
	Tax Gross-Up	—	—	—	—	—
	Total	—	$1,927,815	$685,011	$1,927,815	$685,011

John R. Wilson	Severance	—	$2,982,816	—	$2,982,816	—
	Welfare Benefits(1)	—	$38,580	—	$38,580	—
	Equity Benefit(2)	—	—	$821,805	—	$821,805
	Tax Gross-Up	—	—	—	—	—
	Total	—	$3,021,396	$821,805	$3,021,396	$821,805

Kenneth W. Trawick	Severance	—	$2,734,248	—	$2,734,248	—
	Welfare Benefits(1)	—	$38,580	—	$38,580	—
	Equity Benefit(2)	—	—	$795,984	—	$795,984
	Tax Gross-Up(3)	—	—	—	—	—
	Total	—	$2,772,828	$795,984	$2,772,828	$795,984

(1)	The welfare benefits include an approximation of the cost of continued payment of insurance premiums for up to three years after termination. The insurance premium cost is based on the actual cost of premiums for 2010 and the estimated costs of premiums for 2011 and 2012.

(2)	The equity benefit represents the value of the unvested restricted stock held by the NEO as of December 31, 2009 that would accelerate upon a change in control pursuant to the Plans.

(3)	Under Mr. Trawick’s employment agreement, he is entitled to an excise tax gross-up if an excise tax exists. Based on the calculations of his benefits upon a change in control, his parachute payments exceeded his safe harbor amount by approximately $23,000. This excess generated an excise tax gross-up of approximately $880,000. Management believes that were this fact pattern to actually occur, Mr. Trawick would be inclined to forgo $23,000 of benefit to save Quanta the excise tax gross-up amount of approximately $880,000. Therefore, the above table does not reflect any potential excise tax gross-up for Mr. Trawick.

CERTAIN TRANSACTIONS

In March 2009, Trawick Construction Company, Inc., a subsidiary of Quanta, purchased a facility consisting of an approximately 16,000 square foot office building/warehouse and an approximately 14,000 square foot service shop, which was previously leased by Quanta, at a purchase price of $1,000,000 from Trawick Holdings, LLC, of which Mr. Trawick holds a 10% ownership interest. We believe that the purchase price of this facility does not exceed fair market value.

North Houston has entered into certain facility leases with Properties, Etc., a general partnership of which Mr. Austin is a general partner. These leases have various terms through August 2014. The aggregate monthly rental rate of these leases is currently $27,150. In addition, North Houston has entered into a facility lease with Mr. Austin, which expires in August 2011 and has a monthly rate of $8,250. Further, North Houston has entered into a facility lease with Mr. Austin’s father, which also expires in August 2011 and has a monthly rental rate of $8,250. We believe that the rental rates of the above leases do not exceed fair market value.

Review of Related Party Transactions

We have adopted a written policy and procedures for the review, approval and ratification of transactions with related persons. Under our policy, related persons include, among others, our executive officers and other senior level employees, directors, principal stockholders, immediate family members of such persons and any other person that could significantly influence our policies. The transactions covered under our policy generally include any business transaction between Quanta and a related person, including, among others, the sale of inventory or supplies to or the purchase of inventory or supplies from a related person, and the supply of services to or receipt of services from a related person. Related party transactions involving any of our directors, director nominees, executive officers, beneficial owners of greater than five percent of our Common Stock or Limited Vote Common Stock and any immediate family members of the foregoing require the pre-approval of the Audit Committee. In considering the approval of any related party transaction, a legitimate business case must be presented that includes the reasons that the transaction is beneficial to Quanta and does not pose an actual conflict of interest.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than 10% of a registered class of our equity securities to file various reports with the SEC concerning their holdings of, and transactions in, our securities. Copies of these filings must be furnished to us.

Based only on our review of the copies of those forms furnished to us and written certifications from our directors and executive officers, we believe that, during 2009, all of our directors and executive officers were in compliance with the applicable filing requirements, except that Mr. Austin inadvertently omitted certain information regarding one transaction required to be reported on a Form 4, Statement of Changes in Beneficial Ownership, and subsequently filed such information late on a Form 4.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussions with management, we have recommended to Quanta’s Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

This report is furnished by the Compensation Committee of the Board of Directors.

Louis C. Golm, Chairman

James R. Ball

Ralph R. DiSibio

Bruce Ranck

REPORT FROM THE AUDIT COMMITTEE

The Audit Committee is composed of four independent directors and operates under a formal written charter adopted by the Board of Directors.

As members of the Audit Committee, our primary purpose is to assist the Board of Directors’ oversight of (1) the integrity of Quanta’s financial statements, (2) the independent registered public accounting firm’s qualifications and independence, (3) the performance of Quanta’s internal audit function and independent auditors, and (4) Quanta’s compliance with applicable legal and regulatory requirements. The Audit Committee is solely responsible for the appointment and compensation of Quanta’s independent registered public accounting firm. Management is responsible for Quanta’s financial reporting processes, including its system of internal controls, and for the preparation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States. Quanta’s independent registered public accounting firm is responsible for expressing an opinion as to whether the consolidated financial statements are free of material misstatements based on their audit. Our responsibility is to monitor and review these processes. In carrying out our role, we rely on Quanta’s management and independent registered public accounting firm.

We have reviewed and discussed Quanta’s audited consolidated financial statements with management. Management has confirmed to us that the financial statements have been prepared in conformity with accounting principles generally accepted in the United States.

In addition, we have discussed with PricewaterhouseCoopers LLP, Quanta’s independent registered public accounting firm, the matters required to be discussed by the statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

We have received written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with us concerning independence, and we have discussed with PricewaterhouseCoopers LLP its independence from Quanta.

Based on our review and discussions referred to above, we recommended to Quanta’s Board of Directors that Quanta’s audited consolidated financial statements be included in Quanta’s Annual Report on Form 10-K as of and for the fiscal year ended December 31, 2009, for filing with the Securities and Exchange Commission.

James R. Ball, Chairman

J. Michal Conaway

Bernard Fried

Worthing F. Jackman

AUDIT FEES

The Audit Committee of the Board has adopted a policy requiring pre-approval by the Audit Committee of all audit and permissible non-audit services to be provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. On an annual basis, the Audit Committee reviews and, as it deems appropriate, pre-approves the particular services to be provided by our independent registered public accounting firm and establishes specific budgets for each service. The term of any pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period. The Audit Committee must be informed promptly of the provision by our independent registered public accounting firm of each service that is pre-approved by the Audit Committee. In addition, the Audit Committee may periodically revise the list of pre-approved services and related fee levels, based on subsequent determinations. Any services expected to exceed pre-approved fee levels require the specific pre-approval of the Audit Committee. The Audit Committee may delegate pre-approval authority to one or more of its members.

The following table details the aggregate fees billed by PricewaterhouseCoopers LLP, our independent registered public accounting firm, for fiscal years 2008 and 2009:

	2008	2009
Audit Fees(1)	$1,753,250	$2,086,415
Audit-Related Fees(2)	115,000	310,788
Tax Fees	—	—
All Other Fees(3)	2,573	2,573

Total	$1,870,823	$2,399,776

(1)	Represents fees for professional services rendered for the audit of our annual consolidated financial statements and for reviews of our interim consolidated financial statements included on Form 10-Q, work relating to the evaluation of the effectiveness of Quanta’s internal control over financial reporting, state licensing pre-qualification filings and the statutory audit of one of our subsidiaries.

(2)	Represents fees for professional services rendered for other assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and includes fees for consultations as to the accounting treatment of specific transactions based on current and proposed accounting standards. For fiscal year 2009, the amount presented also includes fees for consultations in connection with Quanta’s response to a series of SEC comment letters that were resolved during the period, as well as consultation fees related to the implementation of the company’s information technology solutions.

(3)	For fiscal year 2008 and 2009, the amounts presented represent fees for an accounting research software tool.

The Audit Committee has reviewed the services performed by PricewaterhouseCoopers LLP and the related fees and has considered whether the provision of non-audit services by PricewaterhouseCoopers LLP is compatible with maintaining the independence of PricewaterhouseCoopers LLP.

PROPOSAL NO. 2:

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010. PricewaterhouseCoopers LLP has served as our independent public accounting firm since June 2002. We are asking our stockholders to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm. Although ratification is not required by our bylaws or otherwise, the Audit Committee is submitting the appointment of PricewaterhouseCoopers LLP to our stockholders for ratification as a matter of good corporate practice. In the event the stockholders do not ratify the appointment, the Audit Committee will reconsider the appointment. Even if the appointment is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Quanta and its stockholders.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting with the opportunity to make a statement, if they choose, and to respond to appropriate questions.

The Board of Directors recommends a vote FOR ratification of the  appointment of

PricewaterhouseCoopers LLP as

our independent registered public accounting firm.

PROPOSAL NO. 3:

STOCKHOLDER PROPOSAL CONCERNING MAJORITY VOTE STANDARD

FOR THE ELECTION OF DIRECTORS

ProxyVote Plus, LLC, located at 1200 Shermer Road, Suite 216, Northbrook, Illinois 60062-4552, acting on behalf of The United Association S&P 500 Index Fund, beneficial owner of over $2,000 in market value of our common stock, intends to submit the following stockholder proposal at the annual meeting:

Resolved: That the shareholders of Quanta Services, Inc. (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s corporate governance documents (certificate of incorporation or bylaws) to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats.

Supporting Statement: In order to provide shareholders a meaningful role in director elections, the Company’s director election vote standard should be changed to a majority vote standard. A majority vote standard would require that a nominee receive a majority of the votes cast in order to be elected. The standard is particularly well-suited for the vast majority of director elections in which only board nominated candidates are on the ballot. We believe that a majority vote standard in board elections would establish a challenging vote standard for board nominees and improve the performance of individual directors and entire boards. The Company presently uses a plurality vote standard in all director elections. Under the plurality standard, a board nominee can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are “withheld” from the nominee.

In response to strong shareholder support for a majority vote standard, a strong majority of the nation’s leading companies, including Intel, General Electric, Motorola, Hewlett Packard, Morgan Stanley, Home Depot, Gannett, Marathon Oil, and Pfizer, have adopted a majority vote standard in company bylaws or articles of incorporation. Additionally, these companies have adopted director resignation policies in their bylaws or corporate governance policies to address post-election issues related to the status of director nominees that fail to win election. Other companies have responded only partially to the call for change by simply adopting post election director resignation policies that set procedures for addressing the status of director nominees that receive more “withhold” votes than “for” votes. At the time of this proposal submission, our Company and its board had not taken either action.

We believe that a post election director resignation policy without a majority vote standard in company governance documents is an inadequate reform. The critical first step in establishing a meaningful majority vote policy is the adoption of a majority vote standard. With a majority vote standard in place, the board can then take action to develop a post election procedure to address the status of directors that fail to win election. A majority vote standard combined with a post election director resignation policy would establish a meaningful right for shareholders to elect directors, and reserve for the board an important post election role in determining the continued status of an unelected director. We urge the Board to take this important step of establishing a majority vote standard in the Company’s governance documents.

Management Statement in Opposition to Stockholder Proposal Concerning the Adoption of a Majority Vote Standard for the Election of Directors

The Board and its Governance and Nominating Committee are mindful of the ongoing corporate governance developments and debate concerning majority voting in the election of directors. After thorough consideration, the Board has unanimously recommended Quanta stockholders vote against the stockholder proposal for the reasons set forth below.

The Board believes that the proposal is premature in light of the ongoing discussions and debate regarding the majority vote standard in director elections. Currently, there is proposed legislation in both the U.S. House of Representatives and the U.S. Senate relating to majority voting standards, and that legislation is under debate and evaluation by the legal community, stockholder advocates, corporate governance experts and other groups. These groups are still considering the advantages, disadvantages, consequences and potential terms of majority voting. The Board believes that it is in the best interest of our stockholders to wait until there is greater clarity regarding the results of this ongoing debate before the Board adopts any change to Quanta’s current plurality voting standard. The Board does not believe it is appropriate to devote the time and resources necessary to craft and adopt majority voting provisions when legislation could easily require us to revisit those provisions.

As stated in Quanta’s Bylaws, Quanta currently uses a plurality voting standard in director elections whereby the director nominees receiving the most votes, up to the full number of open Board positions, will be elected. Plurality voting has historically been accepted as an appropriate voting standard in director elections, and the rules governing plurality voting are well established and well understood. This standard delivers election results in a simple, efficient and transparent manner and has been in place since Quanta’s initial public offering. The Board believes that there is no need to prematurely implement a majority voting standard. During the past ten years, no director elected by the holders of Quanta’s common stock has received less than 90% of the shares voted in any election. The implementation of a majority voting standard in any of these elections would not have changed the outcome of the elections.

The Board believes that our stockholders currently and rightfully have a meaningful role in Quanta’s director election process. The Board has an effective procedure for identifying and nominating candidates that serve the best interests of our stockholders. Specifically, the Governance and Nominating Committee of the Board, which consists entirely of independent directors, evaluates both incumbent and potential new directors in light of the qualifications described on page 14. Through this nominating procedure and the plurality voting standard, the Company’s stockholders have historically elected highly qualified directors from diverse backgrounds. The results of all votes cast for or withheld for each director are publicly reported by Quanta following each annual election. Additionally, under the current plurality voting standard, a “withhold” vote allows stockholders to express their views in a way that does not affect Quanta’s fundamental governance structure. The proponent’s supporting statement does not address the usefulness and power of stockholders’ ability to withhold votes under the plurality voting standard. In addition, any stockholder who may be dissatisfied with the Board has the ability to communicate any concerns directly to one or more of Quanta’s directors through the methods described under “Communications with the Board” on page 14. Furthermore, as the Board is declassified, stockholders vote for all director nominees on an annual basis as opposed to only having the ability to vote for certain directors each year under a classified board of directors structure. Therefore, every year our stockholders have the ability to express their satisfaction or dissatisfaction with the Board as a whole.

The Board also believes that the plurality/majority vote debate should be considered in the context of other issues currently facing the corporate voting system. Brokers no longer have discretionary authority under NYSE Rule 452 to vote in director elections on behalf of their “street name” retail stockholders without specific voting authority. Previously, brokers commonly exercised their discretionary authority in support of a board’s nominees and it is widely believed that the elimination of broker discretionary voting in director elections will now result in lower retail stockholder representation in director election voting and shift disproportionate weight to the views of proxy advisory services and institutional investors who could, on the new unlevel playing field, run up the votes withheld or against incumbent directors and create havoc for the governance of corporations with majority voting. In the exercise of its business judgment, the Board believes that changing from plurality voting for directors in the face of this rising uncertainty is not prudent at this time, particularly in light of the pending legislative and regulatory proposals described above.

In addition, implementation of a majority voting standard, combined with the elimination of NYSE Rule 452, would inevitably increase Quanta’s costs in connection with its annual meetings. Quanta may be required to take additional actions, such as conducting telephone solicitation campaigns, second mailings or other vote-getting strategies, to obtain the required vote to elect directors, all of which would result in increased spending for routine elections. The Board believes these expenditures would be a poor use of Quanta and stockholder resources at a time when the outcome of current legislation is not yet determined.

Finally, to the extent a majority voting standard increases the frequency of “withhold” or “against” vote campaigns against directors, a majority voting standard may result in the resignation of directors who have substantial prior experience with and knowledge about Quanta, its operations, strategies and management team. The depth and breadth of our directors’ knowledge of Quanta and its operations are key to the Board’s efficient operation and ability to deliver stockholder value. Similarly, a majority voting standard that fosters a contentious environment between the directors and stockholders may also discourage otherwise qualified candidates from agreeing to join the Board. The Board is committed to strong corporate governance and its fiduciary duty to act in the best interest of its stockholders. Accordingly, the Board believes it should not make any decision on majority voting until the legislation and regulatory landscape is clear. The Board will continue to monitor the majority vote issue and will take appropriate steps in the future consistent with our commitment to act in the best interest of the stockholders.

For these reasons, the Board has determined that a change in Quanta’s voting standard in director elections is ill-advised at this time and that the current plurality voting standard remains in the best interest of Quanta’s stockholders.

The Board of Directors recommends a vote AGAINST the stockholder proposal concerning the adoption of a majority vote standard for the election of directors.

ADDITIONAL INFORMATION

Stockholder Proposals and Nominations of Directors for the 2011 Annual Meeting

Stockholders who desire to submit a proposal for inclusion in the proxy materials for our 2011 annual meeting of stockholders or recommend persons who they believe should be nominated for election to our Board may do so by complying with the procedures described in our bylaws and in Rule 14a-8 of the Exchange Act. To be eligible for inclusion, stockholder proposals must be received by Quanta’s Corporate Secretary at our principal executive offices no later than December 20, 2010. Stockholder proposals should be addressed to Corporate Secretary, Quanta Services, Inc., 1360 Post Oak Blvd., Suite 2100, Houston, Texas 77056.

Under our bylaws, with respect to any stockholder proposal or director nomination that is not submitted for inclusion in next year’s proxy statement but instead is proposed to be presented directly at our 2011 annual meeting, a stockholder’s notice must be received by our Corporate Secretary at the address of our principal executive offices set forth above not earlier than January 20, 2011 and not later than February 19, 2011 (unless the 2011 annual meeting date is before April 20 or after July 29, in which case we must receive such notice not earlier than 120 days before such annual meeting date and not later than the later of 90 days before such annual meeting date and 10 days after we first publicly announce the date of such annual meeting). However, if the number of directors to be elected at the 2011 annual meeting of stockholders is increased and we do not publicly announce the nominee(s) for the new directorship(s) by February 9, 2011, a stockholder’s notice solely with respect to nominee(s) for the additional directorship(s) must be received by our Corporate Secretary not later than 10 days after we first publicly announce the increase in the number of directors. Any such stockholder proposal and director nomination must comply in all respects with the specific requirements included in our bylaws. Quanta’s bylaws are available on Quanta’s website at www.quantaservices.com under the heading “Corporate Governance.” If a stockholder’s notice regarding a stockholder proposal or director nomination is received after the applicable deadline, our proxy materials for the 2011 annual meeting of stockholders may confer discretionary authority to vote on such matter without any discussion of the matter in the proxy statement for our 2011 annual meeting of stockholders.

Proxy Solicitation Costs

The proxies being solicited hereby are being solicited by Quanta. Quanta has engaged MacKenzie Partners, Inc. as the proxy solicitor for the annual meeting for an approximate fee of $10,000 plus out-of-pocket costs. The cost of soliciting proxies in the enclosed form, which may include the cost of preparing, printing and mailing the proxy materials, will be borne by Quanta. Our officers, directors and other employees may, but without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, telex, facsimile, postings on our website or other electronic means. We will also request banks, brokers and other custodians, nominees and fiduciaries to forward proxy materials to the beneficial owners of our Common Stock and obtain their voting instructions. We will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation materials to the beneficial owners of our Common Stock.

Other Matters

As of the date of this Proxy Statement, the Board does not know of any other matter that will be brought before the annual meeting. However, if any other matter properly comes before the annual meeting, or any adjournment thereof, the person or persons voting the proxies will vote on such matters as recommended by the Board or, if no recommendation is given, in accordance with their best judgment and discretion.

In some instances, only one proxy statement and annual report is being delivered to multiple stockholders sharing an address unless we have received contrary instructions from one or more of those stockholders. A stockholder who wishes to receive a separate copy of the proxy statement or annual report now or in the future, or stockholders sharing an address who are receiving multiple copies of the proxy statement or annual report and wish to receive a single copy of these documents, should submit a written request to Investor Relations, Quanta Services, Inc., 1360 Post Oak Blvd., Suite 2100, Houston, Texas 77056 or call 713-629-7600.

By Order of the Board of Directors,

Vincent A. Mercaldi Corporate Secretary

Houston, Texas

April 19, 2010

QUANTA SERVICES, INC.

PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 20, 2010

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints James H. Haddox and Tana L. Pool, and each of them, with full power of substitution to represent the undersigned and to vote all of the shares of Common Stock in Quanta Services, Inc., a Delaware corporation (the “Company”), that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on May 20, 2010, and at any adjournment or postponement thereof, (1) as hereinafter specified upon the proposals listed on the reverse side and as more particularly described in the Proxy Statement of the Company dated April 19, 2010 (the “Proxy Statement”) and (2) in their discretion upon such other matters as may properly come before the meeting.

ALL SHARES OF COMMON STOCK REPRESENTED HEREBY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, SUCH SHARES WILL BE VOTED “FOR” THE NOMINEES LISTED IN PROPOSAL NO. 1, “FOR” PROPOSAL NO. 2, and “AGAINST” PROPOSAL NO. 3.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 20, 2010

Quanta’s Proxy Statement and 2009 Annual Report to Stockholders are available at www.quantaservices.com.

(Continued on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF

QUANTA SERVICES, INC.

May 20, 2010

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

i Please Detach and Mail in the Envelope Provided i

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES LISTED IN PROPOSAL NO. 1, “FOR” PROPOSAL NO. 2 AND “AGAINST” PROPOSAL NO. 3

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE

IN BLUE OR BLACK INK AS SHOWN HERE: ☒

PROPOSAL NO. 1: Election of Directors			PROPOSAL NO. 2: Ratification of the Appointment of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm
NOMINEES

☐ FOR ALL NOMINEES	0 James R. Ball 0 John R. Colson 0 J. Michal Conaway 0 Ralph R. DiSibio 0 Bernard Fried 0 Louis C. Golm		☐ FOR ☐ AGAINST ☐ ABSTAIN
☐ WITHHOLD AUTHORITY FOR ALL NOMINEES	0 Worthing F. Jackman 0 Bruce Ranck 0 John R. Wilson 0 Pat Wood, III		PROPOSAL NO. 3: Consideration of a Stockholder Proposal Concerning the Adoption of a Majority Vote Standard for the Election of Directors

☐ FOR ALL EXCEPT (See instructions below)			☐ FOR ☐ AGAINST ☐ ABSTAIN

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: —			In their discretion, the Proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment thereof.
PLEASE DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY. THANK YOU!

To change the address on your account, please check the box at the right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

Signature of Stockholder:                                          Date:              Signature of Stockholder:                                          Date:

Note: This proxy must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign in corporate name by duly authorized officer, giving full title as such and indicating full corporate name. If the signer is a partnership, please sign in partnership name by duly authorized person, giving full title as such and indicating full partnership name.

QUANTA SERVICES, INC.

PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 20, 2010

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints James H. Haddox and Tana L. Pool, and each of them, with full power of substitution to represent the undersigned and to vote all of the shares of Limited Vote Common Stock in Quanta Services, Inc., a Delaware corporation (the “Company”), that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on May 20, 2010, and at any adjournment or postponement thereof, (1) as hereinafter specified upon the proposals listed below and as more particularly described in the Proxy Statement of the Company dated April 19, 2010 (the “Proxy Statement”) and (2) in their discretion upon such other matters as may properly come before the meeting.

ALL SHARES OF LIMITED VOTE COMMON STOCK REPRESENTED HEREBY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, SUCH SHARES WILL BE VOTED “FOR” THE NOMINEE LISTED IN PROPOSAL NO. 1, “FOR” PROPOSAL NO. 2 AND “AGAINST” PROPOSAL NO. 3.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 20, 2010

Quanta’s Proxy Statement and 2009 Annual Report to Stockholders are available at www.quantaservices.com.

LIMITED VOTE COMMON STOCK

PROPOSAL NO. 1:        ELECTION OF DIRECTORS

The Board of Directors recommends a vote FOR the nominee.

Nominee: Vincent D. Foster

FOR	WITHHOLD
☐	☐

PROPOSAL NO. 2: RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors recommends a vote FOR ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.

FOR	AGAINST	ABSTAIN
☐	☐	☐

PROPOSAL NO. 3: CONSIDERATION OF A STOCKHOLDER PROPOSAL CONCERNING THE ADOPTION OF A MAJORITY VOTE STANDARD FOR THE ELECTION OF DIRECTORS

The Board of Directors recommends a vote AGAINST the stockholder proposal concerning the adoption of a majority vote standard for the election of directors.

FOR	AGAINST	ABSTAIN
☐	☐	☐

In their discretion, the Proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment thereof.

Date: , 2010

Signature

Signature

Title:

This proxy must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign in corporate name by duly authorized officer, giving full title as such and indicating full corporate name. If the signer is a partnership, please sign in partnership name by duly authorized person, giving full title as such and indicating full partnership name.